UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Rule 14a-12

Lenox Group Inc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 13, 2007

Dear Lenox Group Shareholder:

It is our pleasure to invite you to the Lenox Group Annual Meeting of Shareholders, to be held on May 16, 2007, at our Bristol, PA offices.

In advance of the meeting, we would like to take this opportunity to update you on the extensive positive changes at your company since the beginning of the year. In January, Carl Marks Advisory Group, LLC, experienced turnaround specialists in our industry, was retained to conduct a thorough, objective evaluation of Lenox Group’s business initiatives and the implementation of its strategies. Together with your management team, Carl Marks specialists have been working hard to develop and begin executing the Company’s plan to return to profitability and growth.

Over the past three months, we have made good progress and seen some favorable results. In mid-March, a new business plan outlining key actions for near- and long-term success was presented to the Board of Directors. Key actions in the plan include:

•	Developing clear brand strategies for Lenox, Dansk, Gorham and Department 56, and implementing a brand-focused organizational structure to support future top line growth and managed to maximize performance across all channels;
•	Simplifying and consolidating our infrastructure where appropriate;
•	Improving gross margins, through a combination of better sourcing and plant cost reductions and returning Lenox Retail to a 1st and 2nd quality merchandising strategy from its current liquidation product merchandising strategy;
•	Designing exciting products that appeal to changing consumer preferences and implementing processes to accelerate product development;
•	Improving forecasting accuracy and inventory management, with a focus on reducing excess inventory that must be liquidated at discounted prices while speeding new product to the market;
•	Implementing supply chain efficiencies with a focus on achieving excellence in customer delivery; and
•	Promoting a culture of continuous improvement to encourage ongoing efforts to enhance performance and efficiency and to reduce costs.

Going forward, we intend to continue concentrating on the day-to-day business while not losing sight of the need to develop and implement the longer term plan. With that in mind, let us bring you up to date on where we are on several fronts.

Critical to our success is maintaining the support of our financial institutions while strengthening our balance sheet to provide liquidity and longer term flexibility that we need to grow the business. We are pleased to report that on March 26, 2007, we announced that the Company signed a commitment letter with UBS (our current agent bank) for two new credit facilities providing for $275 million of borrowing capacity. These facilities will enable us to pay off our current outstanding credit facilities ($106.1 million as of March 23, 2007) and give us the cash we anticipate needing to fund the Company’s future working capital requirements. We expect to close on this refinancing by the end of April.

From an operational and organizational standpoint, we have already accomplished the following:

•	We named an interim Chief Executive Officer (CEO) and Chief Marketing Officer (CMO) to lead our brand-focused organizational structure and have started a search for a permanent CMO. This new structure consolidates all corporate and infrastructure functions under the CEO, and all brands and channels under the CMO, thereby enabling us to achieve efficiencies while increasing brand focus and leverage across all the Company’s distribution channels.
•	Reporting to the CMO, we named an interim brand leader for Dansk, who is an expert in branded consumer products and retail marketing; and a new head of the Lenox retail channel with substantial retail merchandising experience.

•	Reporting to the CEO, we named a new Corporate VP of Global Sourcing who will integrate the sourcing resources of Lenox and Department 56, as well as oversee the quality assurance and technical services functions; a new Corporate VP of Supply Chain and Logistics who will assume leadership responsibility for the Lenox systems which support inventory, planning, import/export, procurement and supply chain; an interim VP of Manufacturing who will focus on making the Kinston, NC facility as efficient and cost effective as possible; and a new Chief Information Officer who is developing a plan to simplify, integrate and improve our IT platforms, which is expected to reduce IT costs overall and allow our people better access to information when they need it.
•	We are centralizing finance functions in the Bristol, PA offices. Tim Schugel, our CFO, has made a decision not to relocate to Bristol. He will remain with the Company until a new CFO is hired.
•	At Department 56, we have developed a new strategic plan and made organizational changes to reduce operating costs and align the business with our new market-focused business strategy. We have begun restructuring operations to eliminate unprofitable product lines, refocus core product lines/assortments designed to satisfy customer requirements and realign resources to drive improved profitability.
•	We are centralizing our direct-to-consumer business leadership in our Bristol, PA offices, and have started a search for a new Vice President of Consumer Direct. In the interim, Joel Anderson, who has been leading our Retail and Consumer Direct businesses will provide the leadership to the direct team. Once the head of direct is in place Joel will be leaving Lenox Group Inc. to pursue other opportunities.
•	In retail, we have decided to exit the Hoopla business after recognizing that proper execution of this new retail business model requires a substantial investment at a time when we need to focus our resources on improving our core businesses. We have reduced expenses accordingly.
•	We announced a consolidation of the Rogers, MN facility into our distribution center in Hagerstown, MD. We also reduced our work force and have begun other cost savings and efficiency initiatives at our fine bone china manufacturing facility in Kinston, NC to align staffing levels with the facility’s decreased production volume, in part due to Lenox having fewer company-operated retail stores. Also we are outsourcing certain Technical Center functions for our sourced product lines to Asia for greater efficiency and relocating other functions from Pomona NJ to our Bristol facility. This will enable us to better utilize our resources in product testing.

Overall, we are making steady progress in addressing our challenges and securing better operational and financial performance. We are mindful of the need to continue identifying areas of the business in need of improvement and ways to strengthen our brands and the value proposition they provide for our customers and consumers.

The employees of Lenox Group, together with your Board of Directors, are committed to building a revitalized future for the wonderful portfolio of Lenox Group brands.

Thank you for your continued support. We look forward to updating you on further developments at the Annual Meeting next month.

Stewart M. Kasen Chairman	Marc L. Pfefferle Interim Chief Executive Officer

6436 City West Parkway, Eden Prairie, Minnesota 55344

Notice of Annual Meeting of Stockholders
to be Held May 16, 2007

To all Stockholders of Lenox Group Inc.:

You are invited to attend the 2007 Annual Meeting of Lenox Group Inc. The Annual Meeting will be held at our offices at 1414 Radcliffe Street, Bristol, Pennsylvania 19007-5496, beginning at 11:00 a.m., Eastern Daylight Time, on Wednesday, May 16, 2007. At the meeting, our stockholders will act on the following matters:

•	Election of eight directors for terms expiring in 2008;
•	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007; and
•	Any other business that may properly come before the meeting.

The Board of Directors has fixed March 23, 2007 as the record date for the Annual Meeting. Only holders of our common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders as of March 23, 2007 will be available at the Annual Meeting for inspection by any stockholder.

Stockholders will need to register at the meeting to attend the meeting. If your shares are not registered in your name, you will need to bring proof of your ownership of those shares to the meeting in order to register. You should ask the broker, bank or other institution that holds your shares to provide you with either a copy of an account statement or a letter that shows your ownership of our common stock as of March 23, 2007. Please bring that documentation to the meeting to register.

By Order of the Board of Directors,

Louis A. Fantin, Secretary

Bristol, Pennsylvania
April 13, 2007

Whether or not you expect to attend the Annual Meeting, please sign and return the enclosed proxy promptly. Alternatively, you may give a proxy by telephone or over the Internet by following the instructions on your proxy card or in the proxy statement. If you decide to attend the meeting, you may, if you wish, revoke the proxy and vote your shares in person.

PROXY STATEMENT

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 16, 2007	1
Why am I receiving this proxy statement and proxy card?	1
Can I receive proxy materials via the Internet?	1
When is the record date?	1
How many shares are outstanding?	1
What am I voting on?	1
How do I vote?	2
What does it mean if I receive more than one proxy card?	2
Can I vote my shares in person at the Annual Meeting?	2
What if I change my mind after I return my proxy?	2
How many votes do you need to hold the meeting?	2
How many votes are needed to elect directors?	3
How many votes are needed to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007?	3
What if I abstain from voting?	3
Will my shares be voted if I do not sign and return my proxy card?	3
How are votes counted?	3
Where can I find the voting results of the meeting?	4
Who will pay for the costs of soliciting proxies?	4
How can I obtain a copy of the 2006 Annual Report on Form 10-K?	4
PROPOSAL 1 — ELECTION OF DIRECTORS	4
What is the recommendation of the Board?	4
What is the current composition of the Board?	4
Is the Board divided into classes? How long is the term?	4
Who is standing for election this year?	4
What if a nominee is unable or unwilling to serve?	4
Has the Company entered into any agreements in connection with the service of any members of the Board?	5
INFORMATION REGARDING THE BOARD OF DIRECTORS	5
BOARD AND COMMITTEE STRUCTURE	6
How many times did the Board of Directors meet in fiscal 2006?	6
How does the Board determine which directors are independent?	6
What was the Board’s determination with respect to director independence?	7
How can stockholders communicate with the Board?	7
Did you have a lead director in 2006?	7
Do the non-management directors of the Board meet during the year?	7
Does the Board have a policy with respect to attendance at the Annual Meeting?	7
Are directors allowed to serve on the Boards of other companies?	7
What are the committees of the Board?	8
Who are the members of the committees, and how many times did the committees meet during fiscal year 2006?	8
Will the committees have the same members during fiscal 2007?	8
When and how are the chairperson and members of the committees selected?	8
AUDIT COMMITTEE	8
What are the responsibilities of the Audit Committee?	8
What are the qualifications for serving on the Audit Committee?	8
Does the Audit Committee have a financial expert?	9

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PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 16, 2007

Our Annual Meeting of Stockholders will be held on Wednesday, May 16, 2007 at 1414 Radcliffe Street, Bristol, Pennsylvania 19007-5496, beginning at 11:00 a.m., Eastern Daylight Time. The enclosed form of proxy is solicited by our Board of Directors. This proxy statement and the form of proxy will first be mailed or given to shareholders on or about April 13, 2007.

Why am I receiving this proxy statement and proxy card?

You are receiving this proxy statement and proxy card because you own shares of our common stock. This proxy statement describes issues on which we would like you, as a stockholder, to vote. It provides information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint Stewart M. Kasen, Louis A. Fantin and Timothy J. Schugel, or any of them, as your representatives at the meeting. These representatives will vote your shares at the meeting (or any adjournments) as you have instructed them on the proxy card. With proxy voting, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the meeting, complete, sign and return your proxy card in advance of the meeting, just in case your plans should change.

If an issue comes up for vote at the meeting (or any adjournments) that is not described in this proxy statement, these representatives will vote your shares, under your proxy, at their discretion.

Can I receive proxy materials via the Internet?

For next year’s Annual Meeting, you can help us save printing and mailing expenses by agreeing to receive the proxy statement, proxy card and Annual Report electronically via the Internet. If you are comfortable with the electronic format, you can request electronic delivery of next year’s proxy materials and Annual Report by following the instructions set forth at the website http://www.econsent.com/lnx. If you elect this option, you will receive an e-mail notification when the proxy materials and Annual Report are available for online review over the Internet. Even if you consent to this form of delivery, you can still request paper copies by contacting your brokerage firm, bank or our transfer agent, Wells Fargo Shareowner Services, at (800) 468-9716.

When is the record date?

The Board of Directors has fixed March 23, 2007, as the record date for the Annual Meeting. Only holders of our common stock as of the close of business on that date will be entitled to vote at the Annual Meeting.

How many shares are outstanding?

As of March 23, 2007, 14,090,050 shares of our common stock were issued and outstanding. Each share is entitled to one vote. No cumulative rights are authorized, and dissenters’ rights are not applicable to any of the matters being voted upon.

What am I voting on?

You are being asked to vote on the following:

•	The election of eight directors for terms expiring in 2008;
•	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007; and
•	Any other business that may properly come before the meeting.

How do I vote?

You have four voting options. You may vote by:

•	Signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope;
•	Internet;
•	Telephone; or
•	Attending the Annual Meeting and voting in person.

If your shares are registered in your name with our transfer agent, Wells Fargo, instead of through a broker or other nominee, you can vote your shares on the Internet or by telephone. If your shares are held in an account at a brokerage firm or bank participating in a “street name” program, you may already have been offered the opportunity to elect to vote using the Internet. A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers Internet voting options. These programs are different from the program offered by Wells Fargo for shares registered in the name of the stockholder.

If you vote by telephone or on the Internet, you will be prompted to enter the voter control number printed on your proxy card above your name and to follow a few simple instructions. Voting via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting, or your ability to change your vote electronically or by telephone prior to 12:00 p.m., Central Daylight Time, on May 15, 2007.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you have multiple accounts with the transfer agent and/or with stockbrokers. Please vote all of your shares.

Can I vote my shares in person at the Annual Meeting?

We will pass out written ballots to anyone who wants to vote at the meeting. If you hold your shares through a brokerage account but do not have a physical stock certificate, or the shares are registered in someone else’s name, you must request a legal proxy from your stockbroker or the registered owner to vote at the meeting.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	Voting again over the Internet or by telephone prior to 12:00 p.m., Central Daylight Time (CDT), on May 15, 2007;
•	Signing another proxy with a later date and mailing it to our transfer agent, Wells Fargo, as long as Wells Fargo receives the proxy prior to 12:00 p.m., CDT, on May 15, 2007;
•	Voting in person at the Annual Meeting; or
•	Giving written notice to our Secretary prior to 12:00 p.m., CDT, on May 15, 2007.

How many votes do you need to hold the meeting?

To conduct the Annual Meeting, we must have a quorum, which means that a majority of outstanding shares of our common stock as of the record date must be present at the meeting. Your shares will be counted as present at the Annual Meeting if you:

•	Vote via the Internet or by telephone;

•	Submit a properly executed proxy card (even if you do not provide voting instructions); or
•	Attend the Annual Meeting and vote in person.

How many votes are needed to elect directors?

The nominees for election as directors at the 2007 Annual Meeting will be elected by a plurality of the votes cast at the meeting. This means that since stockholders will be electing eight directors, the eight nominees receiving the highest number of votes will be elected.

You may either vote FOR or WITHHOLD authority to vote for each nominee for the Board of Directors. A properly executed proxy card marked “WITHHOLD” with respect to the election of one or more directors will have the same effect as a vote AGAINST the nominee or nominees as to whom you withheld your vote.

How many votes are needed to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007?

The appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007 will be ratified if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. You may vote FOR, AGAINST or ABSTAIN with respect to this proposal. A properly executed proxy card marked “ABSTAIN” with respect to this proposal will have the same effect as a vote AGAINST that proposal.

What if I abstain from voting?

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum and for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote. However, if you abstain from voting on a proposal, your abstention has the same effect as a vote AGAINST that proposal.

Will my shares be voted if I do not sign and return my proxy card?

If you hold shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange (“NYSE”). Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. Your broker or other nominee has discretionary authority to vote your shares on the election of directors and the ratification of Deloitte & Touche LLP as our independent auditor, even if your broker or other nominee does not receive voting instructions from you.

If your shares are registered in your name and you do not sign and return your proxy card, your shares will not be voted at the meeting.

How are votes counted?

Your shares will be voted as you indicate. If you just sign your proxy card with no further instructions, your shares will be voted:

•	FOR each director nominee for terms expiring in 2008; and
•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007.

Voting results will be tabulated and certified by our transfer agent, Wells Fargo.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting and will publish the final results in our Quarterly Report on Form 10-Q for the second quarter of 2007, which will be filed with the Securities and Exchange Commission (“SEC”).

Who will pay for the costs of soliciting proxies?

We pay for the cost of proxy preparation and solicitation and, upon request, we will reimburse brokers, dealers, banks, voting trustees and their nominees who are holders of record of our common stock on the record date for the reasonable expenses incurred for mailing copies of the proxy materials to the beneficial owners of such shares. In an effort to have as large a representation at the meeting as possible, we have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the Annual Meeting for a fee of approximately $20,000, plus associated costs and expenses. In addition, our directors, officers and employees may solicit proxies by telephone or in person in certain circumstances. These individuals will receive no additional compensation for their services other than their regular salaries.

How can I obtain a copy of the 2006 Annual Report on Form 10-K?

Our 2006 Annual Report on Form 10-K, including audited financial statements, accompanies this proxy statement. The 2006 Annual Report on Form 10-K is also available through our website at http://www.lenoxgroupinc.com.

At the written request of any stockholder who owns our common stock on the record date, we will provide to such stockholder, without charge, an additional paper copy of our 2006 Annual Report on Form 10-K as filed with the SEC, including the financial statements and financial statement schedules but not including exhibits. If requested, we will provide copies of the exhibits for a reasonable fee. Requests for additional paper copies of the 2006 Annual Report on Form 10-K should be mailed to: Lenox Group Inc., 1414 Radcliffe Street, Bristol, PA 19007, Attention: Secretary.

PROPOSAL 1 — ELECTION OF DIRECTORS

What is the recommendation of the Board?

The Board of Directors recommends a vote FOR each of the nominees.

What is the current composition of the Board?

Our By-Laws require the Board of Directors to have at least one, but no more than 21, directors. The current Board is comprised of eight directors.

Is the Board divided into classes? How long is the term?

No. All directors serve one-year terms until their successors are elected and qualified at the Annual Meeting.

Who is standing for election this year?

The Board of Directors, on the recommendation of the Board Affairs Committee, has nominated the following eight directors for re-election at the 2007 Annual Meeting to hold office until the 2008 Annual Meeting: James E. Bloom; Conrad L. Bringsjord, Glenda B. Glover; Charles N. Hayssen; Stewart M. Kasen; Dr. Reatha Clark King; Dolores A. Kunda and John Vincent (Vin) Weber.

What if a nominee is unable or unwilling to serve?

Should any one or more of these nominees become unable or unwilling to serve, which is not anticipated, the Board of Directors may designate substitute nominees, in which event the proxy representatives will vote proxies that otherwise would be voted for the named nominees, for the election of such substitute nominee or nominees.

Has the Company entered into any agreements in connection with the service of any members of the Board?

In April 2007, in connection with the appointment of Conrad Bringsjord to our Board of Directors and his appointment to the Audit Committee and the Executive Committee of our Board, the Company entered into an agreement with The Clinton Group, Inc. Pursuant to the terms of this agreement, The Clinton Group agreed that it will not exceed an 18% ownership interest in the Company while Mr. Bringsjord serves on the Board. The Clinton Group also agreed that it will not initiate, participate or vote for a tender offer or a written consent to remove any member of our Board of Directors through October 31, 2007 and agreed to extend this period through December 31, 2007 if our stock price is above $7.00 per share on that date (as measured in accordance with the terms of the agreement). In addition, the Board agreed to commence a search, to be completed, if possible, within six months, for another independent director with appropriate expertise to serve on the Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS

JAMES E. BLOOM, 64, has been a director since November 2001. Mr. Bloom is a private investor and was a business consultant with Bloom Consulting, Inc. from July 2001 to December 2005. From January 1995 to June 2001, he was Vice President - Sales & Marketing with Charter Systems LLC, a software developer of business communications solutions for the telecommunications industry. He has held a number of sales, marketing and managerial positions in the business technology area with various companies, starting his career with IBM Corporation in 1967.

CONRAD L. BRINGSJORD, 46, has been a director since April 2007. Mr. Bringsjord is Senior Managing Director and Senior Portfolio Manager for The Clinton Group, Inc. serving as Head of Corporate Finance and Trading Strategies, a position that he has held since 2006. During 2005, Mr. Bringsjord created Prudentia Advisors, an activist hedge fund, in order to capitalize on his combination of investment analysis and M&A expertise. In 2001, Mr. Bringsjord formed Bringsjord & Co., a boutique M&A advisory and investment management firm. Mr. Bringsjord has developed extensive experience in financial valuation, structuring and mergers and acquisitions over a twenty-year career on Wall Street with Morgan Stanley & Co., Smith Barney Inc., Citigroup and CIBC World Markets.

GLENDA B. GLOVER, 54, has been a director since May 2006. Dr. Glover is the Dean of the College of Business of Jackson State University, a position she has held since 1994. From 1990 to 1994, Dr. Glover was the Chairperson of the Department of Accounting and an Assistant Professor at Howard University. Prior to joining Howard University, from 1985 to 1990, she was the Chief Financial Officer and a Senior Vice President of Metters Industries, Inc. From 1979 to 1985, Dr. Glover was Project Manager of Tax Administration and Manager of Investor Relations at Potomac Electric Power Co. in Washington, D.C. Since 1998, Dr. Glover has been a member of the Board of Directors of the Student Loan Corporation, a publicly traded subsidiary of Citibank. She is Chairperson of the Board of Economic Analysis, Inc., a position she has held since 1998. Dr. Glover has also been a member of the Board of the Regions Bank of Mississippi since 2000, and a member of the Board of the Jackson Municipal Airport Authority since 1998, where she recently served as Chairperson. Dr. Glover is an attorney and certified public accountant.

CHARLES N. HAYSSEN, 56, has been a director since March 2004. Mr. Hayssen has been Chief Operating Officer of AllOver Media, Inc., an out-of-home media company, since August 2004. Mr. Hayssen was a private investor from April 2004 to August 2004, and Chief Financial Officer of ThinkEquity Partners LLC, an equity capital markets firm, from September 2002 to April 2004. Prior to September 2002, Mr. Hayssen was a private investor from November 2001 to September 2002, and Chief Financial Officer of Access Cash International L.L.C. from February 2000 to November 2001. Previously, Mr. Hayssen held a number of positions over a nineteen-year career with Piper Jaffray Companies Inc., including three years as Chief Information Officer, two years as Chief Operating Officer of Piper Capital Management and seven years as Chief Financial Officer.

STEWART M. KASEN, 67, has been a director since December 2000 and Non-Executive Chairman of the Board since January 2007. Mr. Kasen has been President of S&K Famous Brands, Inc., a retailer of menswear, since April 2002. He was President of Schwarzschild Jewelers, a retail jewelry chain, from September 2001 to April 2002. From October 1999 until September 2001, Mr. Kasen was a consultant to the retail industry and a private investor. He was Chairman, President and Chief Executive Officer of Factory Card Outlet Corp., a specialty retailer, from May 1998 until October 1999. Mr. Kasen is a director of S&K Famous Brands, Inc., Markel Corp., and Retail Holdings N.V.

REATHA CLARK KING, 68, has been a director since May 2002. Dr. King was President and Executive Director of General Mills Foundation from November 1988 until May 2002, and served as Chairperson of the Foundation’s Board of Trustees from May 2002 until June 2003. She performs consulting work in organizational governance and philanthropic programs. Currently, Dr. King is a Senior Advisor for the Council on Foundations in Washington, D.C. Prior to joining General Mills Foundation, Dr. King held a variety of scientific and educational positions. Dr. King is a director of Exxon Mobil Corporation.

DOLORES A. KUNDA, 51, has been a director since May 2006. Ms. Kunda is President and Chief Executive Officer of Lapiz Integrated Hispanic Marketing in Chicago, IL, a position she has held since 1999. From 1992 to 1999 she was employed at Leo Burnett USA where she held the position of Vice President/Director Hispanic Marketing (from 1994 to 1999) and Vice President/Account Supervisor Hispanic (from 1992 to 1994). Ms. Kunda was a Vice President/Account Director for Leo Burnett Mexico SA de CV, Mexico, DF from 1990 to 1992. Prior to that Ms. Kunda served as an account executive for Leo Burnett USA (from 1987 to 1990) and J. Walter Thompson (from 1986 to 1987). Ms. Kunda is a member of the Board of Directors of the American Advertising Federation and the Association of American Advertising Agencies, chairing the Hispanic Committee.

JOHN VINCENT (VIN) WEBER, 54, has been a director since February 1993. Mr. Weber served in the United States House of Representatives from 1981 to 1993, representing Minnesota’s 2nd Congressional District. Since 1994, Mr. Weber has been a Partner of Clark & Weinstock, Inc., a business, government and public affairs consulting firm in Washington, D.C., and he was named the Chief Executive Officer of Clark & Weinstock in 2007. Mr. Weber is Chairman of the National Endowment for Democracy, a private, nonprofit organization designed to strengthen democratic institutions around the world through nongovernmental efforts. He also serves on the Board of The Council on Foreign Relations and co-chaired a major independent task force on U.S. Policy Toward Reform in the Arab World with former U.S. Secretary of State Madeleine Albright. He was co-director of the Domestic Policy Project of the Aspen Institute and currently serves as a full Trustee for the Institute and is a fellow at the Humphrey Institute at the University of Minnesota. In addition, Mr. Weber serves on the current U.S. Secretary of State’s Advisory Committee on Democracy Promotion.

BOARD AND COMMITTEE STRUCTURE

How many times did the Board of Directors meet in fiscal 2006?

During fiscal year 2006, the Board held four regular meetings, nine special/update meetings and took action by unanimous written consent in lieu of a meeting on five occasions, as permitted under our By-Laws. Each current director attended at least 75% of the meetings of the Board of Directors and Board committees on which the director served during the time he or she served on the Board in fiscal year 2006.

How does the Board determine which directors are independent?

In February 2004, the Board adopted governance principles containing independence standards for directors. The guidelines set by the Board require that a majority of the members of the Board be independent as defined under applicable law, NYSE listing standards and other governance principles, as adopted by the Board. A director will not be considered independent if he or she has a material relationship with Lenox Group Inc.

What was the Board’s determination with respect to director independence?

Our Board of Directors reviews at least annually the independence of each director. During these reviews, our Board of Directors considers transactions and relationships between each director (and his or her immediate family and affiliates) and the Company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. This review is based primarily on responses of the directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation and other relationships with Lenox Group Inc. and our management. In February 2007, our Board of Directors reviewed the independence of each director and determined that no transactions or relationships existed that would disqualify any of our directors under NYSE rules or require disclosure under SEC rules. As a result of that review, it was determined that the following directors are independent: Mr. Bloom; Dr. Glover, Mr. Hayssen; Mr. Kasen; Dr. King; Ms. Kunda and Mr. Weber. Each of our Audit, Board Affairs and Compensation Committees is composed only of independent directors. In fiscal year 2006, Susan E. Engel, our former Chief Executive Officer and Chairwoman of the Board, was not independent because of her employment relationship with the Company. Ms. Engel resigned from her positions as Chief Executive Officer and Chairwoman effective January 4, 2007 and left the Company as an employee on February 1, 2007.

How can stockholders communicate with the Board?

Stockholders and all interested parties who wish to communicate directly with members of the Board, including the Chairman of the Board, the non-management directors as a group or any chairperson of a Board committee, may do so by writing directly to those individuals c/o Secretary, Lenox Group Inc., 1414 Radcliffe Street, Bristol, PA 19007. Our Secretary will forward all such communications directly to the appropriate Board member. If the correspondence is not addressed to a particular member, the communication will be forwarded to the Chairman of the Board. Our Secretary will review all communications before forwarding to the appropriate Board member.

Did you have a lead director in 2006?

Yes. The lead director in 2006 was Stewart M. Kasen. In January 2007, however, Mr. Kasen was appointed Non-Executive Chairman of the Board in connection with Susan Engel’s resignation as Chairwoman. With a non-management director as Chairman, the Board does not currently have a lead director.

Do the non-management directors of the Board meet during the year?

Yes. The non-management directors hold an executive session at each quarterly Board meeting, which is chaired by the lead director or Non-Executive Chairman, as applicable. During 2006, the non-management directors held an additional five executive session special meetings.

Does the Board have a policy with respect to attendance at the Annual Meeting?

Yes. The Board has adopted a policy stating that all directors are expected to attend the Annual Meeting. Although the Board understands that there may be situations that prevent a director from attending an Annual Meeting, the Board strongly encourages all directors to make attendance at the Annual Meeting a priority. All of the directors who were serving at the time of the 2006 Annual Meeting attended that meeting.

Are directors allowed to serve on the Boards of other companies?

Yes. The Board does not believe that its members should be prohibited from serving on the Boards of other companies so long as those commitments do not create material, actual or potential conflicts and do not interfere with the director’s ability to fulfill his or her duties as a member of our Board. The Board Affairs Committee will take into account the nature and time involved in the director’s service on other boards in assessing director nominees.

What are the committees of the Board?

The Board of Directors currently has four standing committees: Audit, Board Affairs, Compensation and Executive.

Who are the members of the committees, and how many times did the committees meet during fiscal year 2006?

The following table summarizes the current composition of each of the committees and the number of times each committee met during fiscal year 2006:

	Audit	Board Affairs	Compensation	Executive(1)

James E. Bloom	Member	Member
Glenda B. Glover	Member
Charles N. Hayssen	Chair			Member
Stewart M. Kasen			Chair	Member
Dr. Reatha Clark King		Member	Member
Dolores A. Kunda	Member
Vin Weber		Chair	Member	Member

Number of Meetings during Fiscal Year 2006	7	1	3	—

(1)	Susan E. Engel, our former Chairwoman and Chief Executive Officer was Chair of the Executive Committee until her resignation in January 2007. The Board has not appointed a replacement Chair and so there is presently no Chair of this committee.

Will the committees have the same members during fiscal 2007?

Yes. All directors will remain on their current committees until the Annual Meeting, at which time the Board of Directors will review all committee assignments.

When and how are the chairperson and members of the committees selected?

The Board of Directors selects the members and designates the chairperson of each committee at the Board meeting held on the date of the Annual Meeting in each fiscal year.

AUDIT COMMITTEE

What are the responsibilities of the Audit Committee?

On February 18, 2004, the Board of Directors adopted an Audit Committee charter, which sets forth the responsibilities of the Audit Committee. The charter was reviewed by the Committee on March 13, 2007, and it was determined that no material changes were required. The Audit Committee is responsible for assisting the Board in serving as an oversight to Lenox Group Inc.’s:

•	Financial reporting, accounting and controls;
•	Compliance with legal and regulatory requirements; and
•	Performance of its internal audit function and its independent auditors.

The Audit Committee has available to it the resources and authority to fully discharge its responsibilities, including, but not limited to, the resources and authority to engage outside auditors or other auditors for special audits, reviews and other procedures and to retain independent counsel and other advisors, experts and consultants.

What are the qualifications for serving on the Audit Committee?

The Audit Committee is comprised of at least three non-management directors. All of the members of the Audit Committee must be “independent” within the meaning of our Governance Principles and as required by applicable SEC and NYSE listing standards, and must meet the financial literacy requirements of the NYSE.

Does the Audit Committee have a financial expert?

Yes. The Board has determined that Mr. Hayssen qualifies as an “audit committee financial expert” under applicable SEC rules and NYSE listing standards.

BOARD AFFAIRS COMMITTEE

What are the responsibilities of the Board Affairs Committee?

The Board of Directors has adopted a Board Affairs Committee charter, which sets forth the following responsibilities of the Board Affairs Committee:

•	Identifying, interviewing and recommending for Board approval candidates for directorships, including those recommended by stockholders;
•	Coordinating the evaluation of Board performance; and
•	Reviewing and recommending enhancements to our corporate governance structures and principles.

What are the qualifications for serving on the Board Affairs Committee?

The Board Affairs Committee is comprised of non-management directors. All of the members of the Board Affairs Committee must be “independent” within the meaning of our Governance Principles and as required under the NYSE listing standards.

What does the Board Affairs Committee consider in selecting nominees to the Board?

Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom, energy and mature judgment. We work to have a Board representing diverse experience at policy-making and policy-implementing levels in business, government, education and philanthropy, and in areas that are relevant to our business activities.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities, although the Board is under no obligation to accept a resignation tendered under these circumstances.

What procedures does the Board Affairs Committee follow in identifying new nominees?

The Board Affairs Committee identifies director candidates from various sources and has the authority to engage and compensate third-party executive search consultants to assist it in identifying and evaluating possible nominees for director. Interviews are required of any candidate of substantial interest to the Board Affairs Committee. In fiscal year 2006, we engaged the consulting services of Corporate Board Executive Search to identify and evaluate potential candidates to serve as directors and paid that firm $54,000 for its services.

Will the Board Affairs Committee consider stockholder nominations for director?

Yes. The Board Affairs Committee will consider nominations for directors from our stockholders. Stockholders who wish to recommend qualified candidates to the Board Affairs Committee should write to the Chair of the Board Affairs Committee, c/o Secretary, Lenox Group Inc., 1414 Radcliffe Street, Bristol, PA 19007, setting forth the recommended candidate’s qualifications and other relevant biographical information. Such recommended candidates will receive the same level of consideration by the Board Affairs Committee as candidates identified on its own initiative or by other Board members based on the criteria described above.

COMPENSATION COMMITTEE

What are the responsibilities of the Compensation Committee?

The Board of Directors has adopted a Compensation Committee charter, which sets forth the responsibilities of the Compensation Committee. The Compensation Committee is responsible for reviewing and making recommendations to the Board with respect to:

•	Approving the Company’s overall officer compensation policy;
•	Establishing corporate goals and objectives relevant to Chief Executive Officer compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and determining the Chief Executive Officer’s compensation based on this evaluation;
•	Establishing, amending and designing director or officer compensation plans or other employee benefit plans which require stockholder approval;
•	Approving equity awards, including those awarded in accordance with the 2004 Stock Incentive Plan, which was approved by the stockholders.
•	Approving cash bonus awards, including those awarded in accordance with the 2004 Cash Incentive Plan, which was approved by the stockholders.
•	Overseeing any other matters, such as severance agreements, change-in-control agreements or special or supplemental officer benefits, within the Committee’s authority, which in the Committee’s judgment, should appropriately be decided by the full Board of Directors; and
•	Establishing and amending a succession plan for the Chief Executive Officer and other senior officers.

What are the qualifications for serving on the Compensation Committee?

The Compensation Committee of the Board of Directors is comprised of at least three non-management directors. All of the members of the Compensation Committee must be “independent” within the meaning of our Governance Principles and as required under the NYSE listing standards. At least two members must qualify as “outside directors” under Section 162(m) of the Internal Revenue Code.

EXECUTIVE COMMITTEE

What are the responsibilities of the Executive Committee?

The Board of Directors has adopted an Executive Committee charter, which sets forth the responsibilities of the Executive Committee. Pursuant to the charter, the Executive Committee has all of the powers and authority of the Board of Directors in the management of the business and affairs of our company, except as otherwise provided by law or applicable rules of the NYSE. The Executive Committee reports its activities, findings and conclusions to the full Board of Directors at least once each year to the extent they are not otherwise discussed by any members of the Committee at Board meetings. Pursuant to the charter and as circumstances require, the Executive Committee may:

•	Meet at such times during the year as it deems necessary;
•	Review and assess our sources and uses of funds, financial position and capital structure in relation to our long-range business plans;

•	Review and assess specific proposals for: (i) issuances or repurchases of stock or long-term notes or debt, (ii) other long-term financing transactions and (iii) sales, purchases, leases or other acquisitions or dispositions of material assets; and
•	Recommend action for Board consideration.

What are the qualifications for serving on the Executive Committee?

The Executive Committee of the Board of Directors shall include at least two members of the Board. Our Chief Executive Officer, to the extent he or she serves on the Board of Directors, and the lead director or Non-Executive Chairman of the Board, as applicable, shall each be a member of the Committee.

DIRECTOR COMPENSATION

How are the directors compensated?

Our non-management directors are compensated as follows:

•	An annual retainer of $25,000;
•	An additional retainer of $10,000 for the lead director and for the chairperson of the Audit Committee; $5,000 for the chairperson of the Compensation Committee; and $3,000 for the chairperson of the Board Affairs Committee; and
•	In-person and telephonic Board meeting fees of $1,500 per meeting and committee meeting fees of $1,000 per meeting.

We pay annual retainer fees and attendance fees on a quarterly basis, in cash and/or stock, at each director’s election. Directors may elect to receive shares of common stock in lieu of all or a portion of their cash fees, in which case shares of our common stock are issued having a fair market value on the date of issuance of 110% of the cash fees which would otherwise then be payable.

Equity grants in the form of restricted stock or stock options may be awarded to our non-employee directors at the sole discretion of the Compensation Committee pursuant to our 2004 Stock Incentive Plan. The terms of the equity grants are within the sole discretion of the Compensation Committee.

We also reimburse directors for travel expenses incurred in traveling to committee and full Board meetings. Directors who are employees are not paid cash or stock compensation for serving on the Board.

Our Compensation Committee has the sole responsibility for determining compensation for our non-employee directors. In 2006, the Compensation Committee engaged Frederic W. Cook & Co., Inc., an independent outside compensation consulting firm, to advise on matters related to director compensation. Specifically, Frederic W. Cook & Co. provided the Compensation Committee with relevant market data, updates regarding trends in director compensation and advice on program design. The Compensation Committee consults independently with its consultant.

In 2007, the retainer fees described above were modified in connection with Stewart M. Kasen’s appointment as Non-Executive Chairman of the Board on January 3, 2007, replacing Susan E. Engel, former Chief Executive Officer and Chairwoman of the Board, who resigned from these positions on January 4, 2007. Mr. Kasen will receive a $60,000 annual retainer for his service as Non-Executive Chairman in 2007, and no longer receives the lead director retainer fee of $10,000.

The following table shows the compensation paid to our non-management directors for our 2006 fiscal year.

Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Total ($)

James E. Bloom	49,500	22,562	—	72,062
Glenda B. Glover(5)	26,375	4,415	8,681	39,471
Charles N. Hayssen	57,000	23,412	3,565	83,977
Stewart M. Kasen	58,000	25,862	—	83,862
Reatha Clark King	45,500	22,562	—	68,062
Dolores A. Kunda(5)	29,375	3,653	8,681	41,709
Vin Weber	47,500	24,812	—	72,312

(1)	Susan E. Engel, our former Chairwoman and Chief Executive Officer, is not included in this table because she was an employee of Lenox Group Inc. during 2006 and thus received no compensation for her services as a director. The compensation Ms. Engel received as an employee of Lenox Group Inc. is shown in the Summary Compensation Table.
(2)	Each of the directors elected to convert all or a portion of their cash fees into shares of common stock issued under our 2004 Stock Incentive Plan in accordance with the procedures discussed above. The additional shares received by the directors in connection with this election were as follows: Mr. Bloom, 3,666 shares; Dr. Glover, 3,079 shares; Mr. Hayssen, 6,418 shares; Mr. Kasen, 9,048 shares; Dr. King, 3,666 shares; Ms. Kunda, 1,563 shares; and Mr. Weber, 7,399 shares. The FAS 123R full grant value of the 10% stock premium received by each of the directors over what the director would have received in cash compensation follows: Mr. Bloom, $2,500; Dr. Glover, $1,700; Mr. Hayssen, $3,350; Mr. Kasen, $5,800; Dr. King, $2,500; Ms. Kunda, $938; and Mr. Weber, $4,750.
(3)	The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation expense as reported in our 2006 consolidated statements of income for the fiscal year. Dr. Glover and Ms. Kunda each received a restricted stock grant in 2006 of 1,250 shares with a FAS 123R full grant value of $13,363, which vests in full on the third anniversary of the date of grant provided that the director is still serving on our Board of Directors at such time. The amortized portion of these grants are included in the above table in the “Stock Awards” column.
The directors held shares of restricted stock as of December 30, 2006, as follows: Mr. Bloom, 4,000 shares; Dr. Glover, 1,250 shares; Mr. Hayssen, 4,000 shares; Mr. Kasen, 4,000 shares; Dr. King, 4,000 shares; Ms. Kunda, 1,250 shares; and Mr. Weber, 4,000 shares.
(4)	The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation expense as reported in our 2006 consolidated statements of income for the fiscal year. Dr. Glover and Ms. Kunda each received a stock option grant to purchase 2,500 shares with a FAS 123R full grant value of $14,250, which vests in full on the first anniversary of the date of grant provided that the director is still serving on our Board of Directors at such time. The amortized portion of these grants are included in the above table in the “Stock Awards” column.
The following outstanding options were held by each of the directors as of December 30, 2006: Mr. Bloom, 25,500 options; Dr. Glover, 2,500 options; Mr. Hayssen, 13,000 options; Mr. Kasen, 30,500 options; Dr. King, 23,000 options; Ms. Kunda, 2,500 options; and Mr. Weber, 48,000 options.
(5)	Dr. Glover and Ms. Kunda joined our Board of Directors in May 2006.

OTHER GOVERNANCE MATTERS

Do you have a Code of Conduct or Code of Ethics?

Yes. We have an Ethics and Business Conduct Code for all directors, executive officers and employees to express our commitment to maintain high standards of business and personal ethics. Among other things, the Ethics and Business Conduct Code covers supporting a healthy work environment, handling of confidential company information, avoiding conflicts of interest and complying with applicable laws.

Are the directors and executive officers required to certify compliance with the Code of Ethics and Business Conduct?

Yes. All of our directors and executive officers are required to certify compliance with the Ethics and Business Conduct Code at least annually. We will post on our website any amendment to, or waiver from, a provision of the Ethics and Business Conduct Code that applies to our principal executive officer, principal financial officer, principal accounting officer and to other persons who perform similar functions, as required by the rules of the SEC and the NYSE.

Where can I find your Corporate Governance Documents?

The following documents are available on the Corporate Governance page of our website at www.lenoxgroupinc.com/corporate_governance:

•	Board Governance Principles
•	Audit Committee charter
•	Board Affairs Committee charter
•	Compensation Committee charter
•	Executive Committee charter
•	Ethics and Business Conduct Code

In addition, copies of the above documents are available in print to any stockholder who requests them by contacting our Secretary at Lenox Group Inc., 1414 Radcliffe Street, Bristol, PA 19007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our common stock by each person or group who beneficially owned five percent or more of our common stock, our directors, the executive officers named in the Summary Compensation Table, and our directors and executive officers as a group, as of March 27, 2007, except as otherwise noted in the footnotes relating to this table. Unless otherwise noted, we believe that all persons named in the table below have sole voting and dispositive power with respect to all shares of common stock beneficially owned by them and that the shares beneficially owned by them are not subject to any pledge. Unless otherwise noted, the address for each of the stockholders listed below is c/o Lenox Group Inc., 1414 Radcliffe Street, Bristol, Pennsylvania 19007.

Name	Number of Shares Beneficially Owned(1)	Percentage of Class(1)

Barclays Global Investors(2)	1,905,988	13.6
Fidelity Management & Research(3)	1,653,109	11.8
Clinton Group, Inc.(4)	1,621,089	11.6
Dimensional Fund Advisors(5)	1,114,343	8.0
Wells Fargo & Company(6)	1,058,109	7.6
F&C Asset Management plc(7)	735,805	5.3
Ramius Capital Group, L.L.C.(8)	714,899	5.1
James E. Bloom(9)	35,575	*
Glenda B. Glover(9)	6,829	*
Charles N. Hayssen(9)	29,761	*
Stewart M. Kasen(9)	47,137	*
Reatha Clark King(9)(10)	33,656	*
Dolores A. Kunda(9)	5,313	*
John Vincent Weber(9)	74,957	*
Susan E. Engel(9)	535,797	3.8
Timothy J. Schugel(9)	184,667	1.3
Lesa Chittenden Lim(9)	34,000	*
Louis A. Fantin(9)	23,669	*
Branka Hannon(9)	31,129	*
David J. Enright(9)	—	—
James G. Berwick(9)	1,959	*
All directors and officers as a group (17 persons)(11)	1,208,008	8.1

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the outstanding shares of common stock.
(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock which that person has the right to acquire within 60 days following March 27, 2007. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which that person or persons has or have the right to acquire within 60 days following March 27, 2007, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)	This information is obtained from a Schedule 13G, dated February 14, 2005, filed with the SEC by Barclays Global Investors, NA (“BGI”) and Barclays Global Fund Advisors (“BGF”) reporting information as of December 31, 2004. BGI beneficially owns 1,560,982 shares of common stock, of which it has sole voting power with respect to 1,469,611 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 1,560,982 shares, and shared dispositive power with respect to 0 shares. BGF beneficially owns 345,006 shares of common stock, of which it has sole voting power with respect to 345,006 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 345,006 shares, and shared dispositive power with respect to 0 shares. The address of the principal business office of BGI and BGF is 45 Fremont Street, San Francisco, California 94105.
(3)	This information is obtained from a Schedule 13G, dated February 14, 2007, filed with the SEC by FMR Corp. (“FMR”) and Edward C. Johnson, III reporting information as of December 31, 2006. FMR beneficially owns 1,653,345 shares of common stock, of which it has sole voting power with respect to 0 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 1,653,345 shares, and shared dispositive power with respect to 0 shares. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is an investment advisor to the Fidelity Low Priced Stock Fund which beneficially owns 1,390,500 of the above-mentioned shares. Beneficial ownership of all 1,653,345 shares is attributed to Fidelity Management & Research Company and FMR Corp. Beneficial ownership of all such shares can also be attributed to Edward C. Johnson, III as a result of its control and ownership of FMR Corp. The address of the principal business office of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.
(4)	This information is obtained from Amendment No. 3 to Schedule 13D dated March 15, 2007, filed with the SEC by Clinton Group, Inc. (“CGI”), Clinton Multistrategy Master Fund, Ltd. (“CMSF”), Clinton Special Opportunities Master Fund, Ltd. “CSO”), George Hall and Conrad Bringsjord. Pursuant to such Amendment No. 3, CGI has the power to vote or direct the voting, and to dispose of or direct the disposition of all of the 685,785 shares held by CMSF and the 851,548 shares of CSO. CGI subsequently filed Form 4s on March 19, 2007 and March 26, 2007 reporting a total ownership of 1,621,089 shares, but did not allocate ownership between the funds. By virtue of his direct and indirect control of CGI, George Hall is deemed to have shared voting power and shared dispositive power with respect to all 1,621,089 shares as to which CGI has voting power or dispositive power. By virtue of his position as managing director and senior portfolio manager of CGI, Conrad Bringsjord is also deemed to have shared voting power and shared dispositive power with respect to all 1,621,089 shares as to which CGI has voting power or dispositive power. Mr. Bringsjord was appointed to serve as a member of our Board of Directors in April 2007. CGI and Mr. Bringsjord disclaim beneficial ownership of any and all such securities in excess of their actual pecuniary interest. The principal address of CGI and Messrs. Hall and Bringsjord is 9 West 57th Street, 26th Floor, New York, NY 10019.
(5)	This information is obtained from a Schedule 13G dated February 1, 2007, filed with the SEC by Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, reporting information as of December 31, 2006. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts are collectively referred to as the “Funds”). In its role as investment advisor or manager to the Funds, Dimensional has investment and/or voting power over 1,114,343 shares of our common stock that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of our common stock held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The address of the principal business of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.
(6)	This information is obtained from a Schedule 13G dated February 5, 2007, filed with the SEC by Wells Fargo & Company (“Wells Fargo”). Wells Fargo beneficially owns, either directly or indirectly, through its wholly owned subsidiaries, 1,058,109 shares of common stock, which it has sole voting power with respect to 1,009,359 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 1,011,109 shares and shared dispositive power with respect to 0 shares. Wells Capital Management Incorporated, a wholly owned subsidiary, is an investment advisor that beneficially owns 1,010,009 shares of common stock, which it has sole voting power with respect to 901,600 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 1,010,009 shares and shared dispositive power with respect to 0 shares. Wells Fargo and its wholly owned subsidiaries disclaim beneficial ownership of the securities covered in the Schedule 13G for any purpose whatsoever. The address of the principal business of Wells Fargo is 420 Montgomery Street, San Francisco, CA 94104.
(7)	This information is obtained from a Schedule 13G, dated January 24, 2007, filed with the SEC by F&C Asset Management plc (“F&C”), an investment adviser. F&C has sole voting power and sole dispositive power over 735,805 shares and beneficial interest in 0 shares. Dividends and proceeds from the sale of Common Stock, if any, are allocated by F&C to the applicable accounts of its clients and are distributed or retained in accordance with investment management agreements with those clients. The address of the principal business of F&C is 80 George Street, Edinburgh EH2 3BU, United Kingdom.
(8)	This information is obtained from a Schedule 13G dated February 15, 2007, filed with the SEC by Ramius Capital Group, L.L.C. (“Ramius Capital”), RPG Carpathia Master Fund, Ltd. (“Carpathia”), Ramius Securities, L.L.C. (“Ramius Securities”), C4S & Co., L.L.C. (“C4S”), Peter Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon, reporting information as of February 5, 2007. Carpathia beneficially owns 536,174 shares and has sole voting power and sole dispositive power of such shares. Ramius Securities beneficially owns 178,725 shares and has sole voting power and sole dispositive power of such shares. Ramius Capital may be deemed to beneficially own 714,899 shares as the investment advisor of Carpathia and the managing member of Ramius Securities and has sole voting power and sole dispositive power of such shares. C4S is the managing member of Ramius Capital and Messrs. Cohen, Stark, Strauss and Solomon are the sole managing members of C4S. As a result, each of Ramius Capital, C4S and Messrs Cohen, Stark,

Strauss and Solomon may be deemed to beneficially own the aggregate of 714,899 shares of common stock that are beneficially owned by Carpathia and Ramius Securities. The principal address of Ramius Capital is 666 Third Avenue, 26th Floor, New York, New York, 10017.
(9)	Includes the following shares subject to options exercisable currently or within 60 days of March 27, 2007: Mr. Bloom, 25,500 shares; Ms. Glover, 2,500 shares; Mr. Hayssen, 13,000 shares; Mr. Kasen, 30,500 shares; Dr. King, 23,000 shares; Ms. Kunda 2,500 shares; Mr. Weber, 48,000 shares; Ms. Engel, 484,500 shares; and Mr. Schugel, 169,938 shares. None of the other Named Executive Officers hold options that are exercisable currently or within 60 days of March 27, 2007.
(10)	Dr. King owns 6,656 shares in a revocable trust, which she controls.
(11)	Includes 912,376 shares subject to options exercisable currently or within 60 days of March 27, 2007, inclusive of the options exercisable as described in footnote (9).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee (the “Committee”) of our Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. This Compensation Discussion and Analysis provides a general overview of our executive officer compensation program. It describes the program’s objectives, each element of executive compensation, and the process the Committee uses to determine the amount of each element. It also explains how the amounts of the annual and long-term compensation and other benefits for 2006 paid to our named executive officers (collectively, the “Named Executive Officers”) were determined. The compensation paid to the Named Executive Officers for 2006 is further described in the Summary Compensation Table and related tables on pages 24-41 of this Proxy Statement.

What is your executive compensation philosophy?

The Committee designs the executive compensation program to:

•	Provide incentives to meet specific business goals and place a substantial portion of executive compensation at risk and subject to achievement of performance goals;
•	Align interests of executives with those of stockholders and bring focus on long-term value creation by providing a significant portion of compensation in our equity; and
•	Attract, motivate and retain executives of high caliber and ability.

What are the primary components of your ongoing executive compensation program?

The primary components of our executive compensation program consist of base salary, annual cash bonuses based on achieving annual business objectives, stock options, and long-term performance stock grants that may be earned only upon achieving designated performance targets over a multi-year performance cycle. One-time cash and/or equity awards are also considered on a discretionary basis to attract and retain key employees. The Committee does not have a pre-established policy or target for allocation between either cash and non-cash or short-term and long-term incentive compensation. Instead, the Committee reviews information provided by Frederic W. Cook & Co., its independent compensation consultant (“Frederic W. Cook “), to determine the appropriate level and mix of incentive compensation annually. Income from incentive compensation is realized as a result of the performance of the Company and/or its business units, or the individual, depending on the type of award, compared to established goals.

What is the Committee’s process for setting compensation for the Named Executive Officers?

In setting total compensation, the Committee considers compensation data from specialty retailers, where available, and third-party specialty retail surveys. In 2006, survey data utilized for benchmarking each component of compensation (base, annual cash bonus and long-term compensation) came from certain 2005 size-adjusted retail industry surveys and the proxy statements of 19 publicly held companies, including American Greetings, Blyth, Callaway Golf, Carter’s, Columbia Sportswear, Finlay Enterprises, Guess, Jakks Pacific, Kenneth Cole Products, K-Swiss, Lifetime Brands, Maidenform Brands, Marvel Enterprises, Movado Group, Skechers USA, Stride Rite, Tupperware, Warnaco Group and Yankee Candle (hereinafter collectively referred to as the “Survey Data”). These companies were selected by Frederic W. Cook, with input from the Committee and senior management, because they are either direct competitors of the Company or operate in similar lines of business (e.g., retail, consumer goods) and/or are of similar size. The Committee’s goal is for each of our executive officers’ to be in the 50th percentile of total compensation compared to our peer group, as represented in the Survey Data. In addition to compensation data, the Committee considers each executive’s responsibilities, accomplishments and experience in his or her specific area. The Committee also establishes performance targets for cash bonuses and equity grants to be achieved based on one or more business metrics. The Committee may also perform a subjective evaluation of the appropriate overall compensation to induce an individual to join Lenox Group Inc. as an officer and to remain in our employ. No specific weights are assigned to the foregoing factors, although the Committee believes that competitive benchmarking, job position, accomplishments and subjective evaluation of appropriate overall compensation to attract or retain the executive are the most important factors.

In 2006, the Committee engaged Frederic W. Cook to advise on matters related to executive officer and director compensation. Specifically, Frederic W. Cook provides relevant market data, current updates regarding trends in executive and director compensation, and advice on program design, specific compensation decisions for the Chief Executive Officer and recommendations being made by management for executives other than the Chief Executive Officer. The Committee consults independently with its consultant. The only services that the compensation consultant performs for Lenox Group Inc. are related to executive and director compensation and are primarily in support of decision making by the Committee.

For fiscal 2006, the percentage breakdown of total compensation for the Named Executive Officers was as follows:

Named Executive Officer	% Base	% Annual Cash Bonus	% Long-Term Incentives

Susan E. Engel	37%	28%	35%
Timothy J. Schugel	45%	25%	30%
Lesa Chittenden Lim	34%	19%	47%
Louis A. Fantin	61%	18%	21%
Branka Hannon	45%	17%	38%
David J. Enright	46%	20%	34%
James Berwick	47%	17%	36%

For the Named Executive Officers, other than the Chairwoman and Chief Executive Officer, the Committee reviewed and approved all elements of compensation, taking into consideration recommendations from the then-Chairwoman and Chief Executive Officer, as well as competitive market guidance provided by our Human Resources staff and the Committee’s independent compensation consultant. The Committee reviewed and approved all elements of compensation for the Chairwoman and Chief Executive Officer, taking into consideration the Committee’s and Board’s performance assessment of the Chairwoman and Chief Executive Officer, recommendations from our independent compensation consultant and competitive market guidance. Recommendations regarding the Chairwoman and Chief Executive Officer were not shared with her during this process.

Base Salary

The primary factors considered by the Committee in its annual review of the Named Executive Officers’ base salaries are the individual’s performance in the prior year, seniority level, changes of responsibility during the prior year or expected in the upcoming year, and general executive salary market trends derived from the Survey Data. As discussed above, for fiscal 2006, we retained the services of Frederic W. Cook to compile the Survey Data to evaluate base salaries of the Named Executive Officers. From the Survey Data, a base salary range was established for each Named Executive Officer and the officer’s actual base salary was compared against the established range. In setting base salaries, the Committee also took into account factors such as individual performance in prior years; performance of business units headed by the individual; and opportunities for growth, both of the business unit and the individual, in the coming year.

In fiscal year 2006, each of the Named Executive Officers in the Summary Compensation Table, except Susan E. Engel, Lesa Chittenden Lim and James G. Berwick, received an increase in base salary. The salary increases for Branka Hannon, Louis A. Fantin and David J. Enright were small adjustments made in connection with the legacy Lenox annual executive salary review process. Timothy J. Schugel’s salary increase was more substantial. Following the acquisition of Lenox Incorporated by the Company in September 2005, the Board elected Mr. Schugel to the additional post of Chief Operating Officer, with a concomitant increase in his responsibilities and functions reporting to him. In recognition of the additional tasks taken on by Mr. Schugel, the Company determined to increase Mr. Schugel’s base salary from $270,000 to $330,000 for 2006. Ms. Chittenden Lim was hired as President of Lenox Brands Wholesale on March 9, 2006, at a base salary of $385,000. Mr. Berwick’s employment with the Company terminated on July 20, 2006.

Annual Cash Incentives

Consistent with our compensation philosophy, there are substantial opportunities for additional compensation for the Named Executive Officers with performance-based incentives. The vehicle used by the Committee to set performance-based annual bonus awards is the 2004 Cash Incentive Plan (the “Cash Plan”), which was approved by our stockholders at our 2004 Annual Meeting. The Cash Plan provides for performance-based cash incentives (awards) to key employees. The Committee administers the Cash Plan and selects the employees who are eligible for awards under the Cash Plan (the “Participants”). The Cash Plan designates that Participants must meet certain targets in a performance period in order to be granted an award. Performance periods may be shorter than, equal to or longer than 12 months and may be overlapping. Within 90 days after the beginning of the performance period, and in any case before 25% of the performance period has elapsed, the Committee must establish performance targets, target awards and schedules or other objective methods for determining the performance percentage to be applied to each target award in arriving at the actual award payout amount. Target awards for a performance period of one year or less cannot exceed $1,500,000. Target awards for a performance period of greater than one year cannot exceed $3,000,000.

The Committee approves the target cash bonus as a percentage of base salary. For fiscal 2006, the target bonus percentages for the Named Executive Officers were as follows:

Named Executive Officer	Target Annual Bonus as a Percentage of Base Salary

Susan E. Engel	75%
Timothy J. Schugel	55%
Lesa Chittenden Lim	55%
Louis A. Fantin	30%
Branka Hannon	45%
David J. Enright	43%
James Berwick	36%

For fiscal 2006, the performance target for the cash bonus program was based on achieving operating cash flow of $30.1 million to earn 100% of the incentive. A maximum payout required that the Company achieve $34.1 million of operating cash flow in fiscal 2006, and a threshold payout required that the Company achieve $22.1 million of operating cash flow in fiscal 2006. Because the Company did not achieve the threshold operating cash flow level, no cash bonuses were paid to the Named Executive Officers for fiscal 2006 performance. As noted below and discussed in notes to the Summary Compensation Table, certain legacy Lenox, Incorporated officers who are also Named Executive Officers received retention and related bonuses in 2006 pursuant to agreements reached in connection with the Company’s acquisition of Lenox, Incorporated in 2005.

Equity Incentives

The vehicle used by the Committee to grant equity awards is the 2004 Stock Incentive Plan (the “Stock Plan”), which was approved by our stockholders at our 2004 Annual Meeting. The Stock Plan provides for nonqualified stock options, tandem and stand-alone stock appreciation rights and other stock-based awards, including restricted stock and performance shares, to be administered by the Committee. The purpose of the Stock Plan is to promote the interests of Lenox Group Inc. and our stockholders by providing designated employees and non-employee directors with incentives for superior performance. The Stock Plan authorizes the issuance of awards with respect to a maximum of 1,000,000 shares of our common stock, together with shares remaining under earlier plans and shares that may become available under earlier plans. For fiscal 2006, Frederic W. Cook compiled the Survey Data utilized for benchmarking equity incentives granted to the Named Executive Officers. At its December 2005 meeting, the Committee determined to grant options and performance shares to the Named Executive Officers based on the Survey Data and recommendations from Frederic W. Cook. When making equity awards, the Committee considers such factors as individual performance in prior years; performance of business units headed by the individual; and opportunities for growth, both of the business unit and the individual, in the coming year.

Options.    Each optionee receives a written agreement setting out the terms of the award. The exercise price of an option will not be less than 100% of the fair market value of a share of common stock on the date on which the option is granted, which is calculated in accordance with the terms of the Stock Plan by taking the average of the high and low sale prices on the immediately preceding business day. Each option vests and is exercisable in accordance with a schedule determined by the Committee. The following restrictions apply:

•	Options are not exercisable after ten years from the grant date;
•	Options are not exercisable earlier than one year after the grant date; and
•	Options are subject to earlier termination, expiration or cancellation as provided in the Stock Plan and/or the individual agreement.

The Committee reviews on an annual basis whether to award stock options to the Named Executive Officers. In addition, at the time of hiring a Named Executive Officer, the Committee will decide whether to award stock options as part of the officer’s total compensation package. With respect to annual stock option grants approved by the Committee, the grant date is typically the fifth business day following our next earnings release.

At its December 2005 meeting, the Committee approved stock options for Ms. Engel (48,000 shares), Mr. Schugel (18,667 shares), Mr. Fantin (7,400 shares), Ms. Hannon (14,333 shares), Mr. Enright (14,467 shares) and Mr. Berwick (14,467 shares). The Committee awarded these stock options based on the Survey Data, the advice of Frederic W. Cook and the input from the Chief Executive Officer on all Named Executive Officers except for herself. The Committee determined to make these awards in fiscal 2005, rather than fiscal 2006, in order to enable the Company to obtain more favorable treatment for such awards in accordance with the applicable accounting rules then in effect. On March 7, 2006, the Committee approved the award of a stock option for 18,000 shares, as set out in the Grants of Plan-Based Awards table, for Ms. Chittenden Lim when she was hired as President of Lenox Brands Wholesale. The amount of this award was determined in accordance with the Chief Executive Officer’s recommendation and the Survey Data with respect to comparable officer positions of our peer group companies.

Performance Shares.    Each grantee of performance shares receives a written agreement setting out the terms of the award. The performance shares vest based upon the achievement of a performance measure over a specified performance period as established by the Committee. At its December 2005 meeting and by a unanimous consent resolution in May 2006, the Committee approved performance share grants for the Named Executive Officers based on achieving a performance target of $89 million of cumulative operating cash flow over fiscal years 2006 and 2007 to earn 100% of the grant, or a minimum performance threshold of $80 million of cumulative operating cash flow over fiscal years 2006 and 2007 to earn 75% of the grant; achieving less than $80 million over that period will result in no vesting of the performance shares awarded. The performance threshold was set at an amount that, based on the information reviewed by the Committee, the Committee believed to be reasonably achievable if management performed to plan and would result in improved operating results that would benefit the stockholders. The performance target was set as an aggressive amount that was designed to challenge management and to reward strong performance over the two-year period. In December 2005, the Committee approved performance shares based on the above described performance target and threshold for Ms. Engel (24,000 shares), Mr. Schugel (9,333 shares), Mr. Fantin (3,700 shares), Mr. Enright (7,233 shares), Mr. Berwick (7,233 shares) and Ms. Hannon (7,167 shares). Ms. Chittenden

Lim received performance shares as set forth in the Grants of Plan-Based Awards table, based on the above-described performance target and threshold, when she was hired as President of Lenox Brands Wholesale in March 2006.

Restricted Stock.    As part of her employment offer in March 2006, Ms. Chittenden Lim received a grant of 25,000 shares of restricted stock, as set forth in the Grants of Plan-Based Awards table, which vests in thirds over a three-year period.

What retirement benefits do you provide to the Named Executive Officers?

Prior to the sale of Lenox, Incorporated (“Old Lenox”) to Department 56 in 2005, Old Lenox’s corporate owner provided a non-tax-qualified, Supplemental Executive Retirement Plan (“SERP”) to senior executive officers of Old Lenox. The SERP was offered to those officers in order to provide additional retirement benefits in excess of the benefits that could be made available in accordance with Internal Revenue Code limitations under that owner’s tax-qualified retirement plans. As part of the acquisition of Old Lenox by Department 56, Department 56 agreed to assume the obligations under the SERP. The SERP was “frozen” in 2006, so that no additional benefits may be obtained under that plan going forward. Of the Named Executive Officers, Ms. Hannon and Messrs. Berwick, Enright and Fantin participated in the SERP in 2006.

The Company adopted an Executive Nonqualified Excess Plan (the “Excess Plan”) in March 2005 to provide non-tax-qualified supplemental retirement benefits to designated senior executives of the Company. The Excess Plan is designed to provide additional retirement benefits in excess of the benefits that could be made available in accordance with Internal Revenue Code compensation limitations under the Company’s tax-qualified retirement plans. The Company matches contributions to its qualified retirement plan at 100% for the first 3% of the executive’s contribution and at 50% for the next 2% such that if the executive contributes at least 5%, the maximum Company match is 4%. The Company’s matching 401(k) contributions are immediately 100% vested. The Company also may contribute 10% of each executive’s salary pursuant to the Company’s profit-sharing plan. This contribution vests over five years at a rate of 20% per year. The Excess Plan is funded through a rabbi trust. In 2006, the only Named Executive Officers who participated in the Excess Plan were Ms. Engel and Mr. Schugel.

A more detailed discussion of the retirement benefits provided to the Named Executive Officers is provided under the headings “Pension Benefits” and “Nonqualified Deferred Compensation.”

What perquisites and other benefits do you provide to the Named Executive Officers?

We provide Named Executive Officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program. Generally, these benefits serve a different purpose than traditional compensation, such as providing protection against financial loss arising from illness, disability or death. We provide life insurance policies for all of our Named Executive Officers. In addition to the group long-term disability policies provided for our Named Executive Officers, Ms. Engel and Mr. Schugel also have individual disability policies.

In fiscal 2006, we provided leased automobiles to Messrs. Fantin, Enright and Berwick and Ms. Hannon, at an approximate cost per individual of about $12,000 for the year. In addition, Ms. Engel had use of a leased automobile when she was working from the Bristol facility, which was approximately 50% of her time in 2006. Former Old Lenox executives, including Messrs. Berwick, Enright and Fantin and Ms. Hannon, also were eligible to receive reimbursement for tax and estate planning costs, of up to $750 per year per individual.

The Committee periodically reviews the levels of perquisites and other personal benefits provided to the Named Executive Officers and supported management’s recommendation to cease the automobile lease and tax and estate planning payments in 2007.

Do you have retention agreements with any of your Named Executive Officers?

As of December 30, 2006, we had retention agreements with Ms. Hannon and Messrs. Fantin and Enright. A description of the principal terms of these agreements may be found under the heading,

“Potential Payments Upon Termination or Change-in-Control – Retention and Severance Agreements – Letter Agreements with Louis A. Fantin, Branka Hannon and David J. Enright” elsewhere in this proxy statement. Mr. Enright’s service as an executive officer of the Company ended in March 2006, and he voluntarily resigned on March 2, 2007.

Do you have change-in-control agreements with any of your Named Executive Officers?

In October 2004, the American Jobs Creation Act of 2004 amended the Internal Revenue Code to add Section 409A (“Section 409A”), which imposes significant restrictions on non-qualified deferred compensation. In response to the adoption of Section 409A, the Committee approved a revised form of change-in-control agreement for certain of our executive officers in order to bring such agreement into compliance with Section 409A and associated regulations.

On January 15, 2007, we entered into a new change-in-control agreement with Mr. Schugel which superceded Mr. Schugel’s 2003 change-in-control agreement, which was in effect during 2006. Ms. Engel also had a change-in-control agreement in effect in 2006, which was terminated in January 2007 in connection with her resignation. A description of the principal terms of all of these agreements may be found under the heading, “Potential Payments Upon Termination and Change-in-Control – Change-in-Control Agreements,” elsewhere in this proxy statement.

Do you have stock ownership guidelines for the Named Executive Officers?

While not a traditional stock ownership program, we do have a policy that requires executives to hold shares for limited periods of time. Since August 2004, if a Named Executive Officer is awarded an equity grant, such officer must retain 50% of the net gain in shares of our stock (i.e. shares remaining after payment of any exercise price and income taxes) for a period of at least three years, except for the Chief Executive Officer, who must retain 75% of the net gain in shares of our stock for the three-year period.

What compensation did Ms. Engel receive in connection with her termination of employment?

In connection with Ms. Engel’s stepping down as Chief Executive Officer and Chairwoman, the Company and Ms. Engel entered into a Resignation/Retirement Agreement, effective as of January 4, 2007. A description of the principal terms of this agreement may be found under the heading, “Potential Payments Upon Termination or Change-in-Control – Resignation/Retirement Agreement with Susan E. Engel,” elsewhere in this proxy statement.

How do you handle limitations on the tax deductibility of compensation?

We monitor changes in the regulatory environment when assessing the financial efficiency of the various elements of the Named Executive Officers’ compensation. We have designed and administered our annual cash incentive and long-term equity incentive plans in a manner that preserves our federal income tax deductions and our deferred compensation, equity compensation and change-in-control/severance agreements to be in compliance with federal tax rules affecting nonqualified compensation.

Compensation paid in fiscal 2006, which is subject to the Section 162(m) cap, is not expected to exceed $1,000,000 for any Named Executive Officer in the Summary Compensation Table. Therefore, the Committee believes that we will not be subject to any Section 162(m) limitations on the deductibility of compensation paid to the Named Executive Officers in the Summary Compensation Table for fiscal 2006.

We intend to continue our practice of paying competitive compensation to attract and retain executive officers to manage the Company in the best interest of the Company and our stockholders. The Committee may therefore choose to provide nondeductible compensation to executive officers if it deems such compensation to be in the best interest of the Company and our stockholders.

Do your nonqualified deferred compensation arrangements comply with Section 409A?

While the final regulations under Section 409A have not become effective yet, we believe that we are operating in good faith compliance with the statutory provisions which were effective January 1, 2005. A more detailed discussion of our nonqualified deferred compensation arrangements is provided on page 33 under the heading “Nonqualified Deferred Compensation.”

What changes to the Committee’s program are taking place in 2007?

There will be no increases in base salary in fiscal 2007 for the Named Executive Officers. At this time, the Committee has not approved any equity awards for fiscal year 2007 and has not established performance targets for cash bonuses in fiscal 2007.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 30, 2006.

Compensation Committee of the Board of Directors of Lenox Group Inc.

Stewart M. Kasen, Chair Dr. Reatha Clark King Vin Weber

Summary Compensation Table

The following table sets forth the total compensation for services in all capacities for fiscal 2006 awarded to the Named Executive Officers.

Summary Compensation Table

Name	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)

Susan E. Engel(5) Former Chairwoman and Chief Executive Officer	2006	605,000	—		193,350		—	—	—	39,515	(6)	837,865
Timothy J. Schugel Chief Financial Officer and Chief Operating Officer	2006	306,231	—		67,100		—	—	—	11,471	(7)	384,802
Lesa Chittenden Lim(8) President of Lenox Brands Wholesale	2006	312,196	—		84,696	(9)	48,344	—	—	—	(10)	445,236
Louis A. Fantin Senior Vice President, General Counsel and Secretary	2006	246,082	250,271	(11)(12)	83,545		—	—	20,752	27,426	(13)	628,076
Branka Hannon Senior Vice President, Human Resources	2006	197,939	249,666	(11)(12)	100,250		—	—	19,948	21,813	(14)	589,616
David J. Enright(15) Former Senior Vice President, Supply Chain	2006	232,648	269,059	(11)(12)	100,250		—	—	21,382	32,599	(16)	655,938
James G. Berwick(17) Former Executive Vice President, Strategic Development and Corporate Planning	2006	175,171	269,059	(11)(12)	—		—	—	28,269	311,735	(18)	784,234

(1)	The amounts in this column are calculated based on FAS 123R and are equal to the financial statement compensation cost for restricted stock awards as reported in our 2006 consolidated statements of income for the fiscal year. Under FAS 123R, a pro rata portion of the total expense at the time the restricted award is granted is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. The amounts in this column exclude estimated forfeitures. Except with respect to Ms. Chittenden Lim, whose awards are discussed in footnote 9 to this table, the expenses reported in this column relate to restricted stock grants originally made on March 15, 2002, January 3, 2005 and September 30, 2005. The original total cost of these awards was based on the number of shares awarded and the fair market value of our common stock on the date the grant was made.
(2)	The amounts in this column are calculated based on FAS 123R and are equal to the financial statement compensation cost for stock option awards as reported in our consolidated statements of income for the fiscal year. Under FAS 123R, a pro rata portion of the total expense at time of grant is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. The initial expense is based on the fair value of the stock option grants as estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 30, 2006.
(3)	This column includes awards made under the 2004 Cash Incentive Plan. For fiscal 2006, the performance target for the cash bonus program was based on achieving operating cash flow of $30.1 million to earn 100% of the incentive. A maximum payout required that the Company achieve $34.1 million of operating cash flow in fiscal 2006, and a threshold payout required that the Company achieve $22.1 million of operating cash flow in fiscal 2006. Because the Company did not achieve the threshold operating cash flow level, no cash bonuses pursuant to the 2004 Cash Incentive Plan were paid to the Named Executive Officers for fiscal 2006. The terms and conditions of the 2004 Cash Incentive Plan are discussed further above under the heading “Compensation Discussion and Analysis.”

(4)	The amounts in this column represent the increase in the actuarial net present value of all future retirement benefits under the Lenox, Incorporated Retirement Plan (“Qualified Plan”) and the Lenox Supplemental Executive Retirement Plan (“SERP”). The increase in value is primarily due to the additional service earned during the year and due to pay increases for each of the Named Executive Officers participating in the Qualified Plan and the SERP, except Mr. Berwick. All of the pension benefits for Messrs. Fantin, Enright and Berwick and Ms. Hannon are based on their respective highest five consecutive years’ average pay over the last ten years. Pay includes both base pay and cash incentive awards earned in that year. The net present value of the pension benefits as of September 30, 2005 and December 30, 2006 used to calculate the net change in pension benefits was determined using the same assumptions used to determine our pension obligations and expense for financial statement purposes. See Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 30, 2006 for these specific assumptions. Additional information about the Qualified Plan and the SERP is included below under the heading “Pension Benefits.”
We have not provided above-market or preferential earnings on any nonqualified deferred compensation and, accordingly, no such amounts are reflected above.
(5)	Ms. Engel resigned from her position as our Chairwoman of the Board and Chief Executive Officer effective as of January 4, 2007 and remained as an employee of the Company through February 1, 2007. Ms. Engel will continue to provide services to us through June 30, 2007 as needed pursuant to the terms of her Resignation/Retirement Agreement as discussed further below under the heading “Potential Payments Upon Termination or Change-in-Control—Resignation/Retirement Agreement with Susan E. Engel.”
(6)	Includes long-term disability insurance premium of $30,099, including tax gross-up, and matching contributions by D56, Inc. under the D56, Inc. 401(k) Retirement Savings Plan of $8,600.
(7)	Includes long-term disability insurance premium of $2,055, including tax gross-up, and matching contributions by D56, Inc. under the D56, Inc. 401(k) Retirement Savings Plan of $8,600.
(8)	Ms. Chittenden Lim left her position as President of Lenox Brands Wholesale effective March 30, 2007.
(9)	The compensation expense related to Ms. Chittenden Lim’s restricted stock grant made on March 7, 2006 is included here and is based on the FAS 123R financial statement compensation expense for 2006. This award vests over three years and had an original grant date value of $318,500.
(10)	The total value of perquisites and other personal benefits for Ms. Chittenden Lim was less than $10,000 in 2006.
(11)	Each of Ms. Hannon, Mr. Fantin and Mr. Enright were paid a retention bonus of $200,000 on September 1, 2006 pursuant to the terms of their Retention Agreements that provided for the payment of such a bonus if they remained employed with the Company for one year following the acquisition of Lenox, Incorporated. Mr. Berwick was also paid a retention bonus of $200,000 pursuant to the terms of his Retention Agreement upon his termination other than for cause. The terms of the Retention Agreements are further described below under the heading “Potential Payments Upon Termination or Change-in-Control—Retention Agreements with Louis A. Fantin, Branka Hannon, David J. Enright and James G. Berwick.”
(12)	On April 3, 2006, Ms. Hannon and Messrs. Fantin, Enright and Berwick were paid discretionary bonuses of $30,817, $31,420, $43,163 and $43,163, respectively, in connection with a special bonus established for certain executives who were employed by Lenox, Incorporated prior to its acquisition by the Company in 2005. This special plan provided for the payment of bonuses if certain adjusted performance measures were met during the five-month period from August 2005 to December 2005. In addition, on June 15, 2006, Ms. Hannon and Messrs. Fantin, Enright and Berwick received bonuses of $18,849, $18,851, $25,896 and $25,896, repectively, pursuant to a program approved by the Company in connection with the acquisition of Lenox, Incorporated. The program provided that, in the event of a sale, any employees who had been participating in the Lenox short-term incentive program and remained employed through April 30, 2006 (or were involuntarily terminated prior to such date) would receive a minimum short-term bonus payment equal to 25% of the target bonus established for the period.
(13)	Includes matching contributions by Lenox, Inc. under the Lenox, Incorporated Employee Savings and Investment Plan of $11,113 and company vehicle and gas payments of $14,085.
(14)	Includes matching contributions by Lenox, Inc. under the Lenox, Incorporated Employee Savings and Investment Plan of $8,332 and company vehicle and gas payments of $11,817.
(15)	Mr. Enright’s service as an executive officer ended in March 2006. He remained an officer of the Company until he resigned on March 2, 2007.

(16)	Includes matching contributions by Lenox, Inc. under the Lenox, Incorporated Employee Savings and Investment Plan of $11,250 and company vehicle and gas payments of $19,484.
(17)	Mr. Berwick’s employment with the Company terminated on July 20, 2006.
(18)	Includes matching contributions by Lenox, Inc. under the Lenox, Incorporated Employee Savings and Investment Plan of $9,159 and company vehicle payments of $10,467. Also includes a severance amount of $290,400 paid to Mr. Berwick on July 20, 2006 in connection with his Severance Agreement as described further below under the heading “Potential Payments Upon Termination and Change-in-Control—Retention Agreements with Louis A. Fantin, Branka Hannon, David J. Enright and James G. Berwick.”

Grants of Plan-Based Awards

The following table summarizes the 2006 grants of equity and non-equity plan-based awards to the Named Executive Officers.

Grants of Plan-Based Awards

Name	Grant Date		Date of Compensation Committee Meeting at Which Grant was Approved	Grants of Plan-Based Awards

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards

				Threshold ($)(2)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Susan E. Engel	—		—	226,875	453,750	907,500	—	—	—
Timothy J. Schugel	—		—	90,750	181,500	363,000	—	—	—
Lesa Chittenden Lim	—		—	105,875	211,750	423,500	—	—	—
	3/15/06	(5)	3/7/06	—	—	—	6,750	9,000	9,000
	3/15/06	(6)	3/7/06	—	—	—	—	—	—
	3/15/06	(7)	3/7/06	—	—	—	—	—	—
Louis A. Fantin	—		—	37,701	75,402	150,804	—	—	—
Branka Hannon	—		—	45,116	90,231	180,462	—	—	—
David J. Enright	—		—	51,791	103,582	201,164	—	—	—
James G. Berwick	—		—	51,791	103,582	207,164	—	—	—

Name	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)

Susan E. Engel	—	—	—	—	—
Timothy J. Schugel	—	—	—	—	—
Lesa Chittenden Lim	—	—	—	—	—
	—	—	—	—	114,660
	25,000	—	—	—	318,500
	—	18,000	12.74	12.75	121,197
Louis A. Fantin	—	—	—	—	—
Branka Hannon	—	—	—	—	—
David J. Enright	—	—	—	—	—
James G. Berwick	—	—	—	—	—

(1)	At our 2004 Annual Meeting, our stockholders approved the 2004 Cash Incentive Plan, which provides the opportunity for each participant in the plan to earn a bonus incentive amount if certain targets in a performance period are met. For fiscal 2006, the target payout (set as a percentage of each Named Executive Officer’s base salary) required that the Company achieve operating cash flow of $30.1 million; the maximum payout (set at 200% of the target percentage) required that the Company achieve $34.1 million of operating cash flow; and the threshold payout (described in footnote (2) below) required that the Company achieve $22.1 million of operating cash flow in fiscal 2006. Because the Company did not achieve the threshold operating cash flow level, no cash bonuses were paid to the Named Executive Officers under the 2004 Cash Incentive Plan for fiscal 2006, as reflected in the Non-Equity Incentive Plan Compensation Column in the Summary Compensation Table. The terms and conditions of the 2004 Cash Incentive Plan, including the target percentages for the Named Executive Officers are discussed further above under the heading “Compensation Discussion and Analysis.”
(2)	For fiscal year 2006, the threshold payout for the Named Executive Officers under the 2004 Cash Incentive Plan was up to 50% of each executive’s target payout, provided that after such payment to the Named Executive Officers and other employees participating in the plan, the Company’s actual operating cash flow was greater than or equal to the threshold of $22.1 million. The values provided in the table above reflect a threshold payout of 50% of the target payout. In the event that 50% of the target payout would cause the Company’s actual operating cash flow to be less than $22.1 million, the Compensation Committee would proportionately adjust the threshold payout down for each Named Executive Officer and employee participant to the extent that after payment, the Company’s actual operating cash flow would not be less than threshold.
(3)	The Black-Scholes option pricing model was used to estimate the grant date fair value of the options in this column. Use of this model should not be construed as an endorsement of the accuracy of this model. All stock option pricing models require predictions about the future movement of the stock price. The assumptions used to develop the grant date valuations were: risk-free rate of return of 4.7%, dividend rate of 0%, volatility rate of 49%, quarterly reinvestment of dividends and an average term of six years. No adjustments have been made for non-transferability or risk of forfeiture. The real value of the options in this table will depend on the actual performance of our common stock during the applicable period and the fair market value of our common stock on the date the options are exercised. The value of the performance shares and the restricted stock in this column was computed by multiplying the number of performance shares or shares of restricted stock, as applicable, by the “market price” of a share of our common stock. In accordance with the 2004 Stock Incentive Plan, the market price is the average of the high and low sales prices of a share of our common stock on the business day immediately preceding the date of grant.
(4)	In accordance with the 2004 Stock Incentive Plan, we used the average of the high and low sales prices of a share of our common stock on the business day immediately preceding the grant date of stock options to establish the fair market value option exercise price. Because the fair market value of the exercise price of the option award as so calculated is less than the closing market price of the stock on the date of grant, we have disclosed the closing market price in this column.
(5)	Ms. Chittenden Lim received performance shares under the 2004 Stock Incentive Plan when she was hired as President of Lenox Brands Wholesale in March 2006. The vesting of the grant is based on achieving a performance target of $89 million of cumulative operating cash flow over fiscal years 2006 and 2007 to earn 100% of the grant, or a minimum performance threshold of $80 million of cumulative operating cash flow over fiscal years 2006 and 2007 to earn 75% of the grant; achieving less than $80 million over that period will result in no vesting of the performance shares awarded. The terms of these shares are further described above under the heading “Compensation Discussion and Analysis.” Ms. Chittenden Lim left the Company effective March 30, 2007. In connection with her separation from the Company, Ms. Chittenden Lim forfeited 3,375 shares underlying her grant of performance shares.
(6)	As part of her employment offer in March 2006, Ms. Chittenden Lim received a restricted stock grant under the 2004 Stock Incentive Plan of 25,000 shares. The shares of restricted stock vest at a rate of one-third per year over a three-year period. Notwithstanding this schedule, the transfer restrictions will lapse and the shares will immediately vest on Ms. Chittenden Lim’s termination as a result of a qualifying retirement (as defined in the agreement), death or disability. Upon termination for any other reason, Ms. Chittenden Lim will forfeit the right to any shares for which the transfer restrictions have not lapsed. As a holder of restricted stock, Ms. Chittenden Lim has all the rights of a stockholder with respect to the shares, including the right to vote and to receive any cash dividends declared on the shares, however the payment of such dividends will be deferred until the shares fully vest. Ms. Chittenden Lim left the Company effective March 30, 2007. In connection with her separation from the Company, Ms. Chittenden Lim forfeited 16,666 shares underlying her grant of restricted stock.
(7)	The grant of these options was approved by our Compensation Committee by unanimous written consent dated March 7, 2006 under the 2004 Stock Incentive Plan when Ms. Chittenden Lim was hired as President of Lenox Brands Wholesale. The stock options vest 100% on the second anniversary of the grant date. Ms. Chittenden Lim left the Company effective March 30, 2007. In connection with her separation from the Company, Ms. Chittenden Lim forfeited all 18,000 shares underlying her grant of stock options.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the total outstanding equity awards as of December 30, 2006 for each of the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Susan E. Engel	20,000	—		13.81	3/1/2010	—		—	—		—
	84,000	—		13.81	3/1/2010	—		—	—		—
	29,925	—		9.19	5/15/2010	—		—	—		—
	52,000	—		8.49	2/28/2011	—		—	—		—
	123,151	—		12.80	3/15/2012	—		—	—		—
	140,924	—		12.80	3/15/2012	—		—	—		—
	34,500	—		16.78	1/3/2015	—		—	—		—
	—	48,000	(3)	13.26	12/29/2015	—		—	—		—
	—	—		—	—	2,860	(4)	18,304	—		—
	—	—		—	—	—		—	18,630	(5)	119,232
	—	—		—	—	—		—	18,000	(6)	115,200

Timothy J. Schugel	22,000	—		13.81	3/1/2010	—		—	—		—
	8,055	—		9.19	5/15/2010	—		—	—		—
	11,000	—		8.49	2/28/2011	—		—	—		—
	45,945	—		12.80	3/15/2012	—		—	—		—
	40,000	—		14.00	4/1/2012	—		—	—		—
	24,193	—		15.92	5/3/2014	—		—	—		—
	5,807	—		15.92	5/3/2014	—		—	—		—
	12,938	—		16.78	1/3/2015	—		—	—		—
	—	18,667	(7)	13.26	12/29/2015	—		—	—		—
	—	—		—	—	650	(4)	4,160	—		—
	—	—		—	—	—		—	6,986	(5)	44,710
	—	—		—	—	—		—	7,000	(8)	44,800

Lesa Chittenden Lim	—	18,000	(9)	12.74	3/15/2016	—		—	—		—
	—	—		—	—	25,000	(10)	160,000	—		—
	—	—		—	—	—		—	6,750	(11)	43,200

Louis A. Fantin	—	7,400	(7)	13.26	12/29/2015	—		—	—		—
	—	—		—	—	19,969	(12)	127,802	—		—
	—	—		—	—	—		—	2,775	(8)	17,760

Branka Hannon	—	14,333	(7)	13.26	12/29/2015	—		—	—		—
	—	—		—	—	23,962	(12)	153,357	—		—
	—	—		—	—	—		—	5,375	(8)	34,400

David J. Enright	—	14,467	(13)	13.26	12/29/2015	—		—	—		—
	—	—		—	—	23,962	(14)	153,357	—		—
	—	—		—	—	—		—	5,425	(15)	34,720

James G. Berwick	—	14,467	(16)	13.26	12/29/2007	—		—	—		—
	—	—		—	—	—		—	1,469	(17)	9,402

(1)	The amounts in this column are calculated using a per share value of $6.40, the closing market price of a share of our common stock on December 29, 2006, the last business day of the fiscal year.
(2)	The awards included in this column consist of performance shares granted under the 2004 Stock Incentive Plan for the performance cycles from January 2, 2005 through December 30, 2006 and January 1, 2006 through December 29, 2007. In accordance with applicable SEC requirements, the performance shares included in this column for the 2005-2006 performance cycle are reported at target levels and the performance shares included in this column for the 2006-2007 performance cycle are reported at threshold levels.

(3)	This non-qualified stock option vested in full on December 29, 2005, but is not exercisable until two years from the date of grant, on December 29, 2007. Ms. Engel resigned from her position at the Company effective as of January 4, 2007 and remained as an employee of the Company through February 1, 2007. Pursuant to her resignation, Ms. Engel retained the right to exercise her 48,000 vested stock options on December 29, 2007.
(4)	This restricted stock vested in full on December 31, 2006.
(5)	This restricted stock would have vested on March 15, 2007 if the Company had achieved a performance target of $43,253,000 of cumulative operating cash flow, as defined in the Company’s Agreement For Performance Shares, over fiscal years 2005 and 2006 to earn 100% of the grant, or a minimum performance threshold of $41,287,000 of cumulative operating cash flow over fiscal years 2005 and 2006 to earn 75% of the grant; achieving less than $41,287,000 over that period will result in no vesting of the performance shares awarded. Due to the terms of the Agreement For Performance Shares with respect to the treatment of acquisitions during the performance period on the cumulative operating cash flow targets, it was determined that the Company did not meet the performance targets for this period and the shares were forfeited.
(6)	This restricted stock vests in full on or about March 10, 2008, provided the Company achieves a performance target of $89 million of cumulative operating cash flow over fiscal years 2006 and 2007 to earn 100% of the grant, or a minimum performance threshold of $80 million of cumulative operating cash flow over fiscal years 2006 and 2007 to earn 75% of the grant; achieving less than $80 million over that period will result in no vesting of the performance shares awarded. Ms. Engel resigned from her position at the Company effective as of January 4, 2007 and remained as an employee of the Company through February 1, 2007. Pursuant to her resignation, Ms. Engel forfeited 11,000 shares underlying her grant of performance shares.
(7)	This non-qualified stock option vested in full on December 29, 2005, but is not exercisable until two years from the date of grant, on December 29, 2007.
(8)	This restricted stock vests in full on or about March 10, 2008, provided the Company achieves a performance target of $89 million of cumulative operating cash flow over fiscal years 2006 and 2007 to earn 100% of the grant, or a minimum performance threshold of $80 million of cumulative operating cash flow over fiscal years 2006 and 2007 to earn 75% of the grant; achieving less than $80 million over that period will result in no vesting of the performance shares awarded.
(9)	This non-qualified stock option vests in full on March 15, 2008, the second anniversary of the grant date. Subject to the terms of the 2004 Stock Incentive Plan, this option will become fully vested and exercisable upon a change-in-control (as defined in the plan). Ms. Chittenden Lim left the Company effective March 30, 2007. Pursuant to her separation from the Company, Ms. Chittenden Lim forfeited all 18,000 shares underlying her grant of stock options.
(10)	This restricted stock vests at the rate of one-third per year on March 15, 2007, 2008 and 2009. Ms. Chittenden Lim left the Company effective March 30, 2007. Pursuant to her separation from the Company, Ms. Chittenden Lim forfeited 16,666 shares underlying her grant of restricted stock.
(11)	This restricted stock vests in full on or about March 10, 2008, provided the Company achieves a performance target of $89 million of cumulative operating cash flow over fiscal years 2006 and 2007 to earn 100% of the grant, or a minimum performance threshold of $80 million of cumulative operating cash flow over fiscal years 2006 and 2007 to earn 75% of the grant; achieving less than $80 million over that period will result in no vesting of the performance shares awarded. Ms. Chittenden Lim left the Company effective March 30, 2007. Pursuant to her separation from the Company, Ms. Lim forfeited 3,375 shares underlying her grant of performance shares.
(12)	This restricted stock vests in full on September 30, 2008, provided the executive officer is employed by the Company. Pursuant to the terms of the Restricted Stock Agreement, the transfer restrictions will lapse earlier upon the death of the executive officer or if the executive officer is terminated other than for cause and receives the restricted stock in lieu of severance benefits. A further explanation of the terms and conditions of these awards is provided below under the heading “Potential Payments Upon Termination or Change-in-Control—Letter Agreements with Louis A. Fantin, Branka Hannon and David J. Enright.”
(13)	This non-qualified stock option vested in full on December 29, 2005, but is not exercisable until two years from the date of grant, on December 29, 2007. Mr. Enright voluntarily resigned on March 2, 2007. Pursuant to his resignation, Mr. Enright retained the right to exercise his 14,467 vested stock options on December 29, 2007.
(14)	This restricted stock vests in full on September 30, 2008, provided the executive officer is employed by the Company. Pursuant to the terms of the Restricted Stock Agreement, the transfer restrictions will lapse earlier upon the death of the executive officer or if the executive officer is terminated other than for cause and receives the restricted stock in lieu of severance benefits. A further explanation of the terms and conditions of these awards is provided below under the heading “Potential Payments Upon Termination or

Change-in-Control—Letter Agreements with Louis A. Fantin, Branka Hannon and David J. Enright.” Mr. Enright voluntarily resigned on March 2, 2007. Pursuant to his resignation, Mr. Enright forfeited all 23,962 shares underlying his grant of restricted stock.
(15)	This restricted stock vests in full on or about March 10, 2008, provided the Company achieves a performance target of $89 million of cumulative operating cash flow over fiscal years 2006 and 2007 to earn 100% of the grant, or a minimum performance threshold of $80 million of cumulative operating cash flow over fiscal years 2006 and 2007 to earn 75% of the grant; achieving less than $80 million over that period will result in no vesting of the performance shares awarded. Mr. Enright voluntarily resigned on March 2, 2007. Pursuant to his resignation, Mr. Enright forfeited all 7,233 shares underlying his grant of performance shares.
(16)	This non-qualified stock option vested in full on December 29, 2005, but is not exercisable until two years from the date of grant, on December 29, 2007. Mr. Berwick’s employment with the Company terminated on July 20, 2006. Pursuant to his termination, Mr. Berwick retained the right to exercise his 14,467 vested stock options on December 29, 2007.
(17)	This restricted stock vests in full on or about March 10, 2008, provided the Company achieves a performance target of $89 million of cumulative operating cash flow over fiscal years 2006 and 2007 to earn 100% of the grant, or a minimum performance threshold of $80 million of cumulative operating cash flow over fiscal years 2006 and 2007 to earn 75% of the grant; achieving less than $80 million over that period will result in no vesting of the performance shares awarded. Mr. Berwick’s employment with the Company terminated on July 20, 2006. Pursuant to his termination, Mr. Berwick forfeited 7,233 shares underlying his grant of performance shares.

Option Exercises and Stock Vested

During fiscal 2006, no option awards were exercised by the Named Executive Officers and no shares of restricted stock held by the Named Executive Officers vested.

Pension Benefits

Prior to the sale of Lenox, Incorporated (“Old Lenox”) to Department 56 in 2005, Old Lenox’s corporate owner provided retirement benefits to senior executive officers of Old Lenox under the Lenox, Inc. Retirement Plan (the “Qualified Plan”) and a non-tax-qualified, Supplemental Executive Retirement Plan (the “SERP,” and together, the “Retirement Plans”). The SERP was offered to those officers in order to provide additional retirement benefits in excess of the benefits that could be made available in accordance with Internal Revenue Code limitations under that owner’s tax-qualified retirement plans. As part of the acquisition of Old Lenox by Department 56, Department 56 agreed to assume the obligations under the Retirement Plans. Of the Named Executive Officers, Ms. Hannon and Messrs. Berwick, Enright and Fantin participated in the Retirement Plans in 2006.

Benefits payable under the Retirement Plans are based on a formula that yields an annual amount payable over the participant’s life beginning at age 65. The annual benefit amount under the Retirement Plans is determined by multiplying (1) 1.30% of the participant’s average annual compensation (as defined below) for the participant’s five highest consecutive, completed calendar years during the last 10 years of employment up to the covered compensation (as defined below) by (2) the participant’s credited years of service (not to exceed 30 years) and adding the product of 1.75 times the participant’s average annual compensation in excess of covered compensation times the participant’s credited years of service (not to exceed 30 years). The participant is entitled to the greater of the product of that equation or the participant’s accrued benefit as of June 30, 1988. For purposes of this calculation, compensation means total earnings, which are subject to withholding for federal income tax purposes, paid to an eligible employee for each calendar year, including salary reduction contributions made on behalf of the participant which are not includible in gross income, overtime, short-term bonuses, and sales commissions. Compensation only includes cash compensation which is actually paid during the calendar year and excludes: moving expenses, the imputed value of life insurance and similar non-cash compensation items; long-term bonuses; vehicle expense reimbursements; one-time bonuses for special or nonrecurring events; payments under any deferred compensation plans; and cost of living differential adjustments. Covered compensation is the average (without indexing) of the Social Security taxable wage bases in effect for each calendar year during the 35-year period ending with the calendar year in which a participant will attain the Social Security Retirement Age (SSRA). If the participant is under the SSRA, the current year’s wage base is assumed to continue in all future years to the SSRA.

A participant is 100% vested in their benefit when they have completed five years of vesting service. Once this occurs, the benefit that is accrued will not be forfeited back to the plans when his or her employment terminates. A participant who is vested but terminates employment before attaining age 55 is referred to as a “ terminated vested” participant and can commence benefits from the Retirement Plans on the first day of any month between the month after attaining age 55 and the month after attaining age 65. A participant who terminates after attaining age 55 can commence benefits immediately, or can defer receiving payment until the first of the month following his or her 65th birthday. In each scenario, the amount of the benefit is reduced by 3% per year prior to age 65.

The normal form of benefit under the Retirement Plans is a single life annuity commencing on the participant’s retirement date or, in the case of a married participant, a joint and 50% survivor annuity. A participant can elect an actuarial equivalent optional form of benefit as permitted by the Retirement Plans. Lump sum distributions are not permitted. A participant who attains age 55 and has completed at least five years of service is entitled to receive an early retirement benefit, which is equal to the normal retirement benefit at age 65 reduced by one quarter of one percent for each month by which the first early retirement payment precedes the participant’s normal retirement date. The only Named Executive Officer currently eligible for early retirement is Mr. Fantin.

The SERP is not funded through a rabbi trust and participants in the SERP are unsecured creditors of the Company.

The Retirement Plans were frozen effective December 31, 2006. A participant’s accrued benefit will be calculated using average annual compensation, credited service, and covered compensation as of that date.

The following table summarizes the present accumulated value of the pension benefits of the Named Executive Officers as of December 30, 2006.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Susan E. Engel	—	—	—	—
Timothy J. Schugel	—	—	—	—
Louis A. Fantin	Qualified Plan	25.3333	524,424	—
	SERP	25.3333	245,794	—

	Total		770,218

Branka Hannon	Qualified Plan	6.0833	81,400	—
	SERP	6.0833	5,017	—

	Total		86,417

David J. Enright	Qualified Plan	11.9167	78,059	—
	SERP	11.9167	15,013	—

	Total		93,072

James G. Berwick	Qualified Plan	16.0833	192,541	—
	SERP	16.0833	95,187	—

	Total		287,728

(1)	The measurement date and material actuarial assumptions applied in quantifying the present value of the current accrued benefits are discussed in Note 10 to our consolidated financial statements included in our 2006 Annual Report on Form 10-K. These assumptions include the use of a 5.75% discount rate and the RP2000 Combined Healthy Mortality Table projected to 2006. The average pay used for the benefits calculation was the historical pay through the measurement date of December 30, 2006. The amounts in this column were calculated based on the normal retirement age of 65.

Nonqualified Deferred Compensation

D 56, Inc. Executive and Director Compensation Exchange Plan

Department 56, Inc. adopted the D56, Inc. Executive and Director Compensation Exchange Plan (the “KEYSOP”) on November 15, 1999. The only Named Executive Officers with contributions left in the KEYSOP during fiscal 2006 were Ms. Engel and Mr. Schugel. Mr. Schugel received a distribution in 2006 of his entire KEYSOP benefit of $656,868 and in January 2007, Ms. Engel received a distribution of her remaining KEYSOP benefit of $1,763,575. As a result of these distributions, all obligations under the KEYSOP to the Named Executive Officers have been satisfied. Presently there is only one participant and a balance of $25,000 remaining in the plan.

Executive NonQualified Excess Plan

We adopted an Executive Nonqualified Excess Plan (the “Excess Plan”) in March 2005 to provide a non-tax-qualified supplemental retirement benefit to designated senior executives of the Company. It is designed to enable participants to defer compensation in excess of Internal Revenue Code limits and to receive “excess” Company profit sharing and matching 401(k) contributions that were limited due to Internal Revenue Code compensation limits. The Excess Plan superceded the KEYSOP described above. In 2006, the only Named Executive Officers who participated in the Excess Plan were Ms. Engel and Mr. Schugel.

Participants selected for participation can elect to defer up to 90% of their base salary, bonus and performance based compensation each year. We may make discretionary profit-sharing contributions to participants who are in excess of Internal Revenue Code limits with regard to the Qualified Plan.

Amounts deferred are credited with earnings based on the performance of various mutual funds that can be selected by the participant as the measuring investment. During 2006, the measuring investments had a performance range from 4.15 to 27.48. There are no above market or preferential earnings credited to the accounts of plan participants.

Participants are entitled to elect the time of payment under the Excess Plan. In-service distributions are only permitted from the employee contributions account to the extent elected by the participant, in the event of an “unforeseeable emergency” as that term is defined under Section 409A of the Internal Revenue Code, or scheduled distributions for educational purposes in six year installments. A change-in-control of the Company is not a distribution event. The form of distribution following a distribution event (death, retirement, disability or other termination of employment) is a lump sum.

Participants are 100% vested in their own deferrals. Employer credits are subject to a vesting schedule at the rate of 20% per year of service but are always 100% vested in the event of death, disability or upon attaining retirement age (65).

The benefits provided under the Excess Plan are funded through a rabbi trust.

The following table summarizes for each of the Named Executive Officers such officer’s contributions, earnings and balances under our nonqualified defined contribution and other deferred compensation plans.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last Fiscal Year-End ($)

Susan E. Engel	—	73,110	141,953	—	1,978,638	(4)
Timothy J. Schugel	—	16,414	3,047	656,868	39,751	(5)
Lesa Chittenden Lim	—	—	—	—	—
Louis A. Fantin	—	—	—	—	—
Branka Hannon	—	—	—	—	—
David J. Enright	—	—	—	—	—
James G. Berwick	—	—	—	—	—

(1)	The amounts reported in this column represent non-qualified deferred contributions to the Excess Plan by D56, Inc. on behalf of Ms. Engel and Mr. Schugel from profit sharing and matching 401(k) contributions made to Ms. Engel and Mr. Schugel under the D56, Inc. 401(k) Retirement Savings Plan in excess of that permitted by the Internal Revenue Code. These amounts were contributed in 2006 for participation in 2005.
(2)	The amounts reported in this column represent the change during the last fiscal year in the value of the underlying mutual fund(s) in which the executive officers’ deferred amounts were deemed to be invested and increases in the deferred amounts due to dividends payable upon those funds.
(3)	On January 3, 2006, Mr. Schugel elected to withdraw his aggregate earnings in the KEYSOP. The balance of $656,868 was paid to him in a lump sum.
(4)	Of this amount, $1,763,575 represents employee deferrals, excess profit-sharing contributions or excess 401(k) matching contributions from prior years that were reported in the Summary Compensation Table in our proxy statement for the relevant years and $141,953 represents the cumulative increase in value of the investment alternatives in which the deferred amounts are deemed invested.
(5)	Of this amount, $20,290 represents excess profit-sharing contributions or excess 401(k) matching contributions from prior years that were reported in the Summary Compensation Table in our proxy statement for the relevant years and $3,047 represents the cumulative increase in value of the investment alternatives in which the deferred amounts are deemed invested.

Potential Payments Upon Termination or Change-in-Control

We do not have employment agreements with the Named Executive Officers. We have a change-in-control agreement with Mr. Schugel and had a change-in-control agreement with Ms. Engel until January 4, 2007. We also have retention agreements with Mr. Fantin and Ms. Hannon and an offer letter with severance terms with Ms. Chittenden Lim. These agreements are described below.

Three of our Named Executive Officers, Ms. Engel, Mr. Enright and Mr. Berwick, left our employment in the last eight months. We recently announced that Ms. Chittenden Lim will leave the Company effective March 30, 2007. Ms. Engel, Ms. Chittenden Lim and Mr. Berwick have severance arrangements in connection with their departures, which are explained below. Mr. Enright voluntarily resigned effective March 2, 2007 and has no severance arrangement.

Change-in-Control Agreements

Change-in-Control Agreement with Susan E. Engel

On January 28, 2003, we entered into a Change-in-Control Agreement with Susan E. Engel. The agreement provided that if, within 24 months following the occurrence of any event specified as a

“change-in-control,” the employment of Ms. Engel were to be involuntarily or voluntarily terminated for any reason (other than death, disability or retirement), Ms. Engel would receive a cash lump sum payment equal to:

•	Ms. Engel’s base salary through the termination date,
•	Ms. Engel’s target pro rata bonus for the year of termination, plus
•	2.99 times the sum of her base salary on the date of termination plus her maximum annual cash bonus opportunity in the year of the “change-in-control.”

In addition, Ms. Engel’s unvested stock options, restricted or deferred stock awards and nonqualified retirement benefits would vest and all restrictions relating to any restricted or deferred stock would lapse. Ms. Engel also had the right to continue participation in all of our welfare benefit plans for the shorter of 36 months or until substantially equivalent benefits were received from a subsequent employer.

Ms. Engel also had the right to receive such payments and benefits if her employment were to be involuntarily terminated without “cause” (1) within four weeks prior to a public announcement by us of an agreement with a third party to effect a “change-in-control” which agreement is approved by our Board of Directors in force immediately prior to such announcement or (2) at any time from the time of such announcement through the closing of such agreement (or through the consummation of a change-in-control with or by a party competing with such third party to effectuate a Board-approved “change-in-control”).

Except for the welfare benefits, the change-in-control payments were not subject to mitigation or offset. In addition, in the event that, after the imposition of any excise tax, Ms. Engel were to retain less than 100% of the total payments due her under the change-in-control agreement, we would be obligated to pay a full “gross up” amount to Ms. Engel.

Ms. Engel’s Change-in-Control Agreement was terminated on January 4, 2007, in connection with her resignation as Chairwoman of our Board of Directors and Chief Executive Officer and pursuant the terms of her Resignation/Retirement Agreement.

2003 Change-in-Control Agreement with Timothy J. Schugel

On January 28, 2003, we entered into a Change-in-Control Agreement with Timothy J. Schugel. The agreement provided that if, within 24 months following the occurrence of any event specified as an “unapproved change-in-control” (i.e., not approved by our Board of Directors in force prior to the change-in-control), Mr. Schugel’s employment were to be involuntarily or voluntarily terminated for any reason (other than death, disability, retirement or an involuntary termination for cause), Mr. Schugel would receive a cash lump sum payment equal to:

•	Mr. Schugel’s base salary through the termination date,
•	Mr. Schugel’s target pro rata bonus for the year of termination, plus
•	An amount equal to two times the sum of his base salary on the date of termination plus his highest cash bonus during the past three years immediately preceding the date of termination.

In addition, Mr. Schugel’s unvested stock options, restricted or deferred stock awards and nonqualified retirement benefits would vest and all restrictions relating to any restricted or deferred stock would lapse. Mr. Schugel also had the right to continue participation in all of our welfare benefit plans for the shorter of 24 months or until substantially equivalent benefits were received from a subsequent employer.

Mr. Schugel also had the right to receive such payments and benefits (1) if his employment is involuntarily terminated without “cause” within four weeks prior to a public announcement by us of an agreement with a third party to effect a “change-in-control” which agreement is approved by our Board of Directors in force immediately prior to such announcement or at any time from the time of such announcement through the closing of such agreement (or through the consummation of a change-in-control with or by a party competing with such third party to effectuate a Board-approved “change-in-control”) or (2) if his employment is terminated without cause or if he resigns for “good reason” within 12 months following any approved change-in-control (i.e., approved by our Board of Directors in force prior to the change-in-control).

Except for the welfare benefits, the change-in-control payments were not subject to mitigation or offset. In addition, in the event that, after the imposition of any excise tax, Mr. Schugel were to retain less than 80% of the total payments due to him under the change-in-control agreements, we would be obligated to pay a full “gross up” amount to Mr. Schugel.

This agreement was terminated, effective January 15, 2007, in connection with entry into a new agreement with Mr. Schugel, as described below.

2007 Change-in-Control Agreement with Timothy J. Schugel

On January 15, 2007, we entered into a new change-in-control agreement with Mr. Schugel which superceded Mr. Schugel’s change-in-control agreement from 2003. This new agreement provides that Mr. Schugel will receive a cash severance benefit payment (as described below) and certain other benefits if, within one year following the occurrence of a “change-in-control,” Mr. Schugel is involuntarily terminated without “cause” or he resigns for “good reason” (other than due to death, disability or retirement at or after age 65).

The lump sum cash severance benefit payment that Mr. Schugel is entitled to receive upon the circumstances described above is equal to the sum of:

•	Mr. Schugel’s base salary through the termination date,
•	Mr. Schugel’s target pro rata bonus for the year of termination,
•	An amount equal to two times the sum of his base salary on the date of termination plus his highest cash bonus during the three years immediately preceding the date of termination, and
•	An amount equal to the current value of continued participation in all of our benefit plans at the same level at which Mr. Schugel was participating in such plans on the termination date, assuming that such participation would have continued for 24 months, plus an amount equal to the taxes otherwise payable by Mr. Schugel in connection with such current value.

Mr. Schugel’s unvested stock options, restricted or deferred stock awards and nonqualified retirement benefits will immediately vest, all restrictions relating to any restricted or deferred stock will lapse and, to the extent permitted by Section 409A, Mr. Schugel will retain the right to exercise all outstanding stock options for the lesser of 36 months from the termination date or the remainder of the exercise period.

Mr. Schugel also has the right to receive such payment and benefits if his employment is involuntarily terminated (1) within four weeks prior to a public announcement by us of an agreement with a third party to effect a change-in-control which agreement is approved by our Board of Directors in force immediately prior to such announcement or (2) at any time from the time of such announcement through the closing of such agreement (or through the consummation of a change-in-control with or by a party competing with such third party) and such termination is under circumstances that would have entitled the executive to receive such payments and benefits if they had occurred following a change-in-control.

In the event that after the imposition of any excise tax, Mr. Schugel were to retain less than 80% of the total payments due under the change-in-control agreement, we will be obligated to pay a full gross-up amount to Mr. Schugel.

The change-in-control payments are not subject to mitigation or offset.

The change-in-control agreement also provides that, during Mr. Schugel’s employment with us and for a period of 24 months thereafter, he will not solicit any of our employees.

The receipt by Mr. Schugel of any termination benefits under the change-in-control agreement is conditioned upon his execution of a complete release of the Company.

Retention and Severance Agreements

Retention Agreements with Louis A. Fantin, Branka Hannon, David J. Enright and James G. Berwick

In February 2005, Lenox, Incorporated (“Old Lenox”), entered into retention agreements (the “Retention Agreements”) with certain of its executive officers, including Louis A. Fantin, Branka Hannon, David J. Enright and James G. Berwick. The Retention Agreements remained in force after we acquired Old Lenox in September 2005.

Pursuant to the terms of the Retention Agreements, Old Lenox agreed to pay each of these executive officers a retention bonus (the “Retention Bonus”) if such executive officer was employed by Old Lenox on the date of the sale (as defined in the Retention Agreements) of Old Lenox and either (1) were employed by Old Lenox or its successor on the first anniversary of the sale of Old Lenox; (2) were terminated other than for Cause (as defined in the Retention Agreements) by Old Lenox or its successor prior to the first anniversary of the sale of Old Lenox; (3) resigned with Good Reason (as defined in the Retention Agreements, which included a material reduction of the executive officer’s title, job duties or responsibilities) prior to the first anniversary of the sale of Old Lenox; or (4) ceased employment with Old Lenox or its successor prior to the first anniversary of the sale of Old Lenox by reason of total disability (as defined in the Retention Agreements) or death.

If the Retention Bonus became payable under any of the circumstances described above, as was the case for Ms. Hannon and Messrs. Fantin, Enright and Berwick, such executive officers were also entitled to the payment of a “Severance Benefit” if they were terminated other than for Cause or resigned with Good Reason prior to the first anniversary of the sale date. The Severance Benefit includes (1) cash in an amount equal to 12 months of the executive officer’s base salary; (2) continuation of the executive officer’s health care coverage in effect at the time of termination for 12 months following termination at no cost to the executive officer; (3) up to six months of executive outplacement services with a cost not exceeding $20,000; and (4) for the executive officers provided with a Lenox-leased vehicle, the continuing use of the existing vehicle for three months following termination.

Effective July 20, 2006, James E. Berwick, former Executive Vice President Strategic Development and Planning terminated his employment with us. Upon his termination, in connection with the terms of his Retention Agreement, Mr. Berwick received his retention bonus and was paid severance benefits of: (1) $290,400 base salary; (2) continuation of his health care coverage in effect at the time of termination for 12 months following termination valued at $13,940; (3) up to six months of executive outplacement services with a cost not exceeding $20,000; and (4) the continuation of the use of his Lenox-leased vehicle for three months valued at $3,000.

Letter Agreements with Louis A. Fantin, Branka Hannon and David J. Enright

On October 27, 2005, shortly after our acquisition of Old Lenox, we entered into letter agreements (the “Letter Agreements”) with Ms. Hannon and Messrs. Fantin and Enright, effective as of September 30, 2005. The Letter Agreements amended the Retention Agreements by extending the right to receive the Severance Benefits through and including September 30, 2008 and deleting a material reduction of the executive officer’s title, job duties or responsibilities from the Good Reason trigger for such benefits. Pursuant to the Letter Agreements, we also granted shares of restricted stock (the “Restricted Stock”) from the Company’s shareholder-approved 2004 Stock Incentive Plan to Mr. Fantin (19,969 shares), Ms. Hannon (23,962 shares) and Mr. Enright (23,962 shares) effective on September 30, 2005. The individual restricted stock award agreements were executed on October 27, 2005.

The Restricted Stock is subject to certain transfer restrictions (the “Transfer Restrictions”), which lapse on September 30, 2008 (the “Vesting Date”), provided that the executive officer remains employed by us (or any of our wholly owned subsidiaries) until the Vesting Date. Notwithstanding the Vesting Date, the Transfer Restrictions will lapse and the shares will immediately vest (1) on the date of the executive officer’s death, or (2) on the date of the termination of the executive officer’s employment by us other than for cause (as defined in the Retention Agreement) if the shares of Restricted Stock are issued to the executive officer in lieu of Severance Benefits (as defined in the Retention Agreement) in accordance with the terms of the Letter Agreements. If such executive officer’s employment is terminated for any other reason, all Restricted Stock subject to Transfer Restrictions that have not lapsed will be forfeited and the shares will be automatically reacquired by us. The holder of the Restricted Stock is entitled to vote the shares and receive any cash dividends made with respect to the shares, unless and until such shares are forfeited. Such dividends shall be deferred until the shares of Restricted Stock fully vest.

Pursuant to the Letter Agreements, if we terminate Ms. Hannon, Mr. Fantin or Mr. Enright’s employment other than for cause prior to October 1, 2008, such executive officer will be entitled to receive the greater of the fair market value of the Severance Benefits or the Restricted Stock (as to which the Transfer Restrictions will automatically lapse). Ms. Hannon, Mr. Fantin and Mr. Enright have no rights to the Severance Benefits under their Retention Agreements if they are terminated on or after October 1, 2008.

Mr. Enright’s service as an executive officer of the Company ended in March 2006, and he voluntarily resigned on March 2, 2007. As a result of his resignation, Mr. Enright was not eligible for Severance Benefits under the Letter Agreement and he forfeited his shares of Restricted Stock.

Offer Letter with Lesa Chittenden Lim

On March 7, 2006, we signed an offer letter with Ms. Lesa Chittenden Lim in connection with her employment as President of our Lenox Brands Wholesale division. The offer letter provides that, in the event Ms. Chittenden Lim’s employment is involuntarily terminated without cause, she will receive salary and benefits continuation for one of the following severance periods, depending on when such involuntary termination occurs:

•	Six months’ base pay, if her employment is terminated on or before March 7, 2007, the first anniversary of her hire date;
•	Nine months’ base pay, if her employment is terminated after the first anniversary of her hire date, but no later than the second anniversary of her hire date;
•	Twelve months’ base pay, if her employment is terminated after the second anniversary of her hire date, but no later than the third anniversary of her hire date; or
•	Severance in accordance with our guidelines then in effect for executives, though not to exceed twelve months, if her employment is terminated after the third anniversary of her hire date.

Ms. Chittenden Lim left the Company effective March 30, 2007. In accordance with her offer letter and in consideration of a general release for the benefit of the Company, Ms. Chittenden Lim will receive nine months of severance pay totaling $288,750, less withholding and related tax obligations, and partial payment by the Company of her COBRA premiums during the severance period, if COBRA is elected.

Resignation/Retirement Agreement with Susan E. Engel

In connection with Ms. Engel’s stepping down as Chief Executive Officer and Chairwoman, the Company and Ms. Engel entered into a Resignation/Retirement Agreement (the “Engel Agreement”), effective as of January 4, 2007 (the “Resignation Date”). Pursuant to the terms of the Engel Agreement, Ms. Engel will continue as an employee of the Company through February 1, 2007 (the “Departure Date”). Between the Departure Date and June 30, 2007, Ms. Engel will be available to assist the Chief

Executive Officer on a consulting basis, for a period of up to 15 hours per week through April 30, 2007, and for up to five hours per week thereafter. Ms. Engel will not retain an office at Company facilities, and will be reimbursed for travel and other, similar out-of-pocket expenses while performing such services as may be requested of her.

Until the Departure Date, Ms. Engel continued to receive her annual salary of $605,000 and other compensation and benefits to which she was entitled prior to the Resignation Date. After the Departure Date, all compensation and benefits related to Ms. Engel’s employment with Lenox ceased.

In consideration for her undertakings in the Engel Agreement, Lenox will make cash payments to Engel equal to $1,957,478 (equal to 2.99 times the sum of her base salary of $605,000 plus the arithmetic average of the actual cash bonuses paid to her during the preceding three full fiscal years). This amount shall be paid in equal installments of $54,375 per month from the Departure Date through October 1, 2007, with a final payment of $1,468,103 being made on November 1, 2007.

In addition, shares of restricted stock and performance shares previously granted to Ms. Engel and outstanding at the Resignation Date are governed by the existing terms of the stock incentive plans and award agreements governing such awards; 2,860 restricted shares vested by their terms on December 31, 2006. All outstanding stock options previously awarded to Ms. Engel are also governed by the existing terms of the stock incentive plans and award agreements governing such awards, which permit the exercise of such awards for the remainder of their respective exercise periods. At the Resignation Date, Ms. Engel held options to acquire a total of 532,500 shares of Lenox common stock, with a weighted average exercise price of $12.67 per share.

Pursuant to the terms of the Engel Agreement, the nonqualified retirement benefits that were not vested as of the Retirement Date for Ms. Engel were vested on that date; these consisted of nominal amounts of Company matching contributions to certain nonqualified retirement benefit plans offered generally to executives. The Company also agreed to provide to Ms. Engel, on a net, after-tax basis, the current value, in cash, of her continued participation in Lenox’s benefits plans, identified in the Engel Agreement, having a value of approximately $4,034 per month, and $50,000 for her relocation expenses to move to New York City. In addition, Ms. Engel will receive $58,173 for her foregone vacation days. Ms. Engel shall also continue to be entitled to be indemnified by Lenox with respect to actions taken by her in her capacity as an officer or director of the Company. The Company also released Ms. Engel from liability for pre-Resignation Date activity, except for fraud, felony, willful gross neglect, willful gross misconduct or willful concealment that is injurious to the Company’s consolidated financial condition or results of operations.

In exchange for the foregoing, among other things, Ms. Engel signed a complete release of the Company with respect to all actions occurring prior to the date of the release, including with respect to her resignation of employment. Ms. Engel has agreed to sign a similar release on the Departure Date. In addition, Ms. Engel is subject to non-disclosure, non-solicitation (with respect to employees, customers, dealers, suppliers and other vendors) and non-competition (as defined in the Engel Agreement) obligations. The non-solicitation and non-competition obligations have terms of 24 months from the last day of her consulting duties to the Company. The Company and Ms. Engel also agreed to a mutual non-disparagement clause.

In addition, Ms. Engel agreed to the termination, on the Resignation Date, of her Change-in-Control Agreement, entered into effective as of January 28, 2003.

Potential Payments Upon Termination or Termination After a Change-in-Control

The table below shows potential payments to the Named Executive Officers upon termination or a termination upon a change-in-control of the Company. The amounts shown assume that termination was effective as of December 29, 2006, the last business day of our fiscal year, and are estimates of the amounts that would have been paid to the executives upon such a termination in addition to the base salary and bonus earned by the executives during 2006 and any applicable pension amounts discussed above under the heading “Pension Benefits.” The actual amounts to be paid can only be determined at the actual time of an executive’s termination following a change-in-control.

Name	Type of Payment	Payments Upon Involuntary Termination Without Cause ($)	Payments Upon Termination Other Than for Cause ($)	Payments Upon Involuntary or Good Reason Termination After a Change-in- Control ($)(1)

Susan E. Engel(2)	Salary and Bonus	—	—	4,976,125
	Total Spread Value of Acceleration:
	Stock Options(3)	—	—	—
	Restricted Stock(4)	—	—	137,562
	Health and Welfare Benefits(5)	—	—	244,345
	Excise Tax Gross Up Payment(6)	—	—	1,646,733

	Total	—	—	7,004,765

Timothy J. Schugel(7)	Salary and Bonus	—	—	991,500
	Total Spread Value of Acceleration:
	Stock Options(3)	—	—	—
	Restricted Stock(4)	—	—	48,870
	Health and Welfare Benefits(5)	—	—	88,927
	Excise Tax Gross Up Payment(6)	—	—	—

	Total	—	—	1,129,297

Lesa Chittenden Lim(8)	Base Pay	192,500	—	—
	Health and Welfare Benefits(9)	582	—	—

	Total	193,082	—	—

Louis A Fantin	Base Pay	—	248,577	—
	Total Spread Value of Acceleration:
	Restricted Stock(4)(10)	—	—	—
	Health and Welfare Benefits		13,940
	Out Placement Service	—	20,000	—

	Total	—	282,517	—

Branka Hannon	Base Pay	—	200,513	—
	Total Spread Value of Acceleration:
	Restricted Stock(4)(10)	—	—	—
	Health and Welfare Benefits	—	13,940	—
	Out Placement Service	—	20,000	—

	Total	—	234,453	—

David J. Enright(11)	Base Pay	—	239,295	—
	Total Spread Value of Acceleration:
	Restricted Stock(4)(10)	—	—	—
	Health and Welfare Benefits	—	13,940	—
	Outplacement Service	—	20,000	—

	Total	—	273,235	—

(1)	Ms. Engel and Mr. Schugel are also entitled to such payments upon an involuntary termination occurring within four weeks prior to our public announcement of a Board-approved agreement with a third party to effect a change-in-control or anytime up and until the closing of such a transaction.
(2)	Ms. Engel’s Change-in-Control Agreement, effective as of January 28, 2003, was terminated pursuant to the terms of her Resignation/Retirement Agreement dated January 4, 2007. The benefit amounts included in the table reflect what Ms. Engel was entitled to on December 29, 2006, prior to her resignation and the termination of her Change-in-Control Agreement.
(3)	Value computed for each stock option grant by multiplying (i) the difference between (a) $6.40, the closing market price of a share of our common stock on December 29, 2006, the last business day of our fiscal year and (b) the exercise price per share for that option grant by (ii) the number of shares subject to that option grant.
(4)	Value determined by multiplying the number of shares that vest by $6.40, the closing market price of a share of our common stock on December 29, 2006, the last business day of our fiscal year.
(5)	Value includes premiums for health and welfare benefits for the respective periods provided for in Ms. Engel and Mr. Schugel’s change-in-control agreements plus a gross-up amount for the income tax assessed on the health and welfare benefits in connection with a change-in-control.
(6)	In the case of a change-in-control, the standard calculations as specified under the Internal Revenue Code Section 280(g) regulations were applied to the various benefits the executive officers would receive in order to determine if any 280(g) excise taxes would be triggered and if so, what amount of 280(g) gross-up payments would be required under the terms of the change-in-control agreements.
(7)	The benefit amounts included in the table reflect what Mr. Schugel was entitled to on December 29, 2006 pursuant to the terms of his 2003 Change-in-Control Agreement then in effect. That agreement has since been superceded by his 2007 Change-in-Control Agreement as described on pages 36–37 of this proxy statement.
(8)	Ms. Chittenden Lim left her position as President of Lenox Brands Wholesale effective March 30, 2007. The benefit amounts included in the table reflect what Ms. Chittenden Lim was entitled to on December 29, 2006, prior to her departure.
(9)	Ms. Chittenden Lim’s offer letter provided that she would be entitled to the continuation of health and welfare benefits, including medical coverage, upon her involuntary termination without cause. However, Ms. Chittenden Lim waived the medical and vision benefits component of this offer and therefore, the amount included in the table above only reflects the dental coverage and life insurance she would receive upon such a termination.
(10)	In the event that any of Mr. Fantin, Ms. Hannon and Mr. Enright are terminated other than for cause prior to October 1, 2008, each is entitled to receive the greater of the fair market value of the Severance Benefits due under the Letter Agreements or the Restricted Stock (as to which the Transfer Restrictions will automatically vest) under their restricted stock agreements. Assuming, in accordance with the calculation described in footnote (4) above, that on December 29, 2006 the Restricted Stock has a value of $127,802, $153,357 and $153,357 for Mr. Fantin, Ms. Hannon and Mr. Enright, respectively, each of these executive officers would receive the Severance Benefits due under the Letter Agreements instead of the Restricted Stock because such benefits have a greater fair market value on December 29, 2006. Therefore, the Transfer Restrictions on Mr. Fantin, Ms. Hannon and Mr. Enright’s Restricted Stock would not lapse and the shares would be forfeited and repurchased by us.
(11)	Mr. Enright’s service as an executive officer of the Company ended in March 2006, and he voluntarily resigned on March 2, 2007. The benefit amounts included in the table reflect what Mr. Enright was entitled to on December 29, 2006, prior to his resignation and the lapse of his rights to the benefits under his Letter Agreement and Restricted Stock Agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during the most recently completed fiscal year were Stewart M. Kasen, Reatha Clark King and Vin Weber. During such time, no member of the Compensation Committee was a current or former officer or employee of the Company, and none of our executive officers have served as directors or members of a compensation or equivalent committees of another entity whose executive officers serve as our directors or as members of our Compensation Committee.

Other Transactions

Wells Fargo & Company owns 1,058,109 shares of our common stock, representing 7.6% of our outstanding common stock as of March 27, 2007. UBS Global Asset Management owned 1,179,200 shares of our common stock, representing 8.4% of our outstanding common stock as of March 6, 2006. During 2006 UBS Global Asset Management divested its holdings of our common stock such that by September 2006 it held less than 5% of our outstanding common stock.

On September 1, 2005, we entered into a term loan agreement with UBS Securities LLC and other UBS affiliates (collectively UBS) to finance, in part, the purchase of its acquisition of Lenox, Incorporated. The total amount of the loan was $100 million. The loan was syndicated by UBS (affiliates of UBS Global Asset Management) among various parties, including Wells Fargo Foothill, LLC (an affiliate of Wells Fargo & Company). During 2006, the Company paid interest on the loan to UBS and Wells Fargo in the amounts of $83,174 and $924,211, respectively.

On September 1, 2005, we entered into a revolving loan agreement with UBS to finance, in part, the purchase of our acquisition of Lenox, Incorporated and to provide working capital for the Company’s operations. The total amount of the loan was $175 million. The loan was syndicated by UBS (affiliates of UBS Global Asset Management) among various parties, including Wells Fargo Foothill, LLC (an affiliate of Wells Fargo & Company). During 2006, we paid interest and fees on the loan. UBS’ and Wells Fargo’s shares of such interest during that period were $1,091,963 and $774,753, respectively. UBS’ and Wells Fargo’s shares of such fees during that period were $281,263 and $195,769, respectively.

In 2006, we utilized the insurance brokerage services of Wells Fargo Insurance Services, Inc. (formerly Acordia, Inc.), an affiliate of Wells Fargo & Company, and paid that entity $267,500 for insurance brokerage services. This transaction was conducted at arms’ length in the ordinary course of business of each party to the transaction.

Related Person Transaction Policy

In January 2007, our Board of Directors adopted a written policy regarding transactions with related persons. In accordance with the policy, the Audit Committee is responsible for the review and approval or ratification of all transactions with related persons that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of our directors or executive officers, certain of our stockholders and any of their respective immediate family members. The policy applies to transactions in which the Company is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. A related person’s material interest in a transaction is to be determined based on the significance of the information to investors in light of all the circumstances. Under the policy, management of the Company is responsible for disclosing to the Audit Committee all material information related to any covered transaction prior to entering into the transaction. The Audit Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable and on terms no less favorable to the Company than could be obtained in a comparable arms’ length transaction with an unrelated third party. In fiscal 2006, there were no such transactions brought to the attention of the Audit Committee for its review.

AUDIT COMMITTEE REPORT

What governs the activities of the Audit Committee?

The Audit Committee acts under a written charter, which sets forth its responsibilities and duties as well as requirements for its composition and meetings. The Board of Directors adopted the current Audit Committee charter on February 18, 2004.

What matters have members of the Audit Committee discussed with the independent auditors?

In its meetings with representatives of the independent auditors, the Audit Committee asked them to address and discuss their responses to several questions that the Audit Committee believed were particularly relevant to its oversight. These questions included:

•	Are there any significant judgments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements?
•	Based on the auditors’ experience, and their knowledge of Lenox Group Inc., do our financial statements fairly present to investors, with clarity and completeness, our financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?
•	Based on the auditors’ experience, and their knowledge of Lenox Group Inc., have we implemented internal controls and internal audit procedures that are appropriate for us?
•	During the course of the fiscal year, have the auditors received any communication or discovered any information indicating any improprieties with respect to our accounting and reporting procedures or reports?

The Audit Committee has also communicated to the independent auditors that they are retained by the Audit Committee and that they must raise any concerns about our financial reporting and procedures directly with the Audit Committee.

What has the Audit Committee done with regard to your audited financial statements for fiscal 2006?

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management;
•	Discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended;
•	Received from Deloitte & Touche LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; and
•	Discussed with Deloitte & Touche LLP that firm’s independence and concluded that Deloitte & Touche LLP is independent from Lenox Group Inc. and our management.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements for fiscal 2006 be included in our 2006 Annual Report on Form 10-K filed with the SEC.

Has the Audit Committee reviewed the fees paid to the Independent Registered Public Accounting Firm during fiscal 2006?

The Audit Committee has reviewed and discussed the fees paid to Deloitte & Touche LLP relating to fiscal 2006 for audit and audit-related services, tax services and all other services, which are set forth below under “Principal Accountant Fees and Services.” The Audit Committee has determined that the provision of the nonaudit services is compatible with Deloitte & Touche LLP’s independence.

Who prepared this report?

This report has been furnished by the members of the Audit Committee at the end of fiscal 2006:

Charles N. Hayssen, Chair
James E. Bloom
Glenda B. Glover
Dolores A. Kunda

PRINCIPAL ACCOUNTANT FEES AND SERVICES

What were the services provided by and fees paid to Deloitte & Touche LLP in the last two fiscal years?

The following table summarizes the fees billed to us for audit and non-audit services rendered by Deloitte & Touche LLP, our independent registered public accounting firm, during 2006 and 2005:

	2006	2005

Audit Fees(1)	$920,200	$768,700
Audit Related Fees(2)	$124,000	$182,501
Tax Fees(3)	$421,125	$30,050
All Other Fees	$—	$—
Total	$1,465,325	$981,251

(1)	Includes fees for professional services rendered in connection with the audits of our consolidated financial statements for the fiscal years ended December 30, 2006 and December 31, 2005, and reviews of the related quarterly financial statements included in our quarterly reports on Form 10-Q filed with the SEC.
(2)	Includes fees for employee benefit plan audits of $124,000 and $10,175 in 2006 and 2005, respectively. The increase in fees for employee benefit plan audits in 2006 compared to 2005 was due to the audits of five incremental benefit plans in 2006 as a result of the acquisition of Lenox, Incorporated in 2005. In addition, includes $172,326 in fees for due diligence services performed in connection with our acquisition of Lenox, Incorporated in 2005.
(3)	Includes fees for tax compliance services of $79,000 and $25,100 and tax advice of $7,400 and $4,950 in 2006 and 2005, respectively. The increase in tax compliance fees in 2006 compared to 2005 was due to the acquisition of Lenox, Incorporated. In addition, the 2006 amount includes $310,727 for professional services related to the Company’s restructuring of its legal entities and analysis of its transaction costs as a result of the acquisition and $23,998 related to software costs.

In accordance with SEC rules and our Audit Committee charter, the Audit Committee preapproved all fees billed by Deloitte & Touche LLP in fiscal years 2006 and 2005.

What are the preapproval policies of the Audit Committee for audit and nonaudit services?

The Audit Committee is responsible for reviewing and preapproving any nonaudit services to be performed by our independent registered public accounting firm. The Audit Committee has delegated its preapproval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any preapproval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next meeting.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What am I voting on?

You are voting on a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007. The Audit Committee of the Board has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2007. Although we are not required to submit the selection of our independent registered public accounting firm to the stockholders for approval, the Board considers it desirable that the appointment of Deloitte & Touche LLP be ratified by the stockholders.

What is the recommendation of the Board?

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

What services does the independent registered public accounting firm provide?

Services provided by Deloitte & Touche LLP for fiscal year 2006 included: (i) the annual audit of our financial statements and audit of the design and operating effectiveness of our internal controls over financial reporting as of December 30, 2006; (ii) review of our quarterly and annual reports on Form 10-Q and 10-K, respectively; and (iii) review of our tax returns.

Will a representative of Deloitte & Touche LLP be present at the meeting?

Yes, one or more representatives of Deloitte & Touche LLP will be present at the meeting. The representative(s) will have an opportunity to make a statement if they desire to do so and will be available to respond to stockholder questions.

What if this proposal is not approved?

If the appointment of Deloitte & Touche LLP is not ratified, the Audit Committee may consider the appointment of another firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. Directors, officers and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such forms that we received and written representations from certain reporting persons, we believe that since April 6, 2006 all of our executive officers, directors and ten percent stockholders complied with all applicable reporting requirements, except that: James Berwick, James Bloom, Susan Engel, Glenda Glover, Stewart Kasen, Reatha Clark King, Dolores Kunda, Michael Rothmeier, David Royer, Timothy Schugel and Vin Weber each filed one late Form 4 reporting one transaction.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Stockholder proposals, including nominations for director, for consideration at our 2008 Annual Meeting must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and our By-Laws. To be timely under Rule 14a-8, stockholder proposals must be received by our Secretary by December 16, 2007, in order to be considered for inclusion in our proxy statement. Under our By-Laws, if a stockholder plans to bring an item of business before a meeting of stockholders, the stockholder must notify us generally not less than 60 days nor more than 90 days prior to the meeting, provided, however, that if less than 70 days notice of the meeting date is given, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the earlier of the day on which notice of the meeting date is mailed or public disclosure of such date was made. If we do not receive notice of a stockholder proposal within the time requirements set forth in the By-Laws, then we will not be required to present such proposal at the 2008 Annual Meeting. The proposals must also comply with all applicable statutes and regulations.

OTHER MATTERS

As of the date of this proxy statement, management does not know of any other matter that will come before the meeting.

By Order of the Board of Directors,

Louis A. Fantin
Secretary

Bristol, Pennsylvania
April 13, 2007

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 16, 2007
11:00 a.m. (Eastern Daylight Time)

1414 Radcliffe Street
Bristol, PA 19007

If you would like to access the proxy materials electronically next year, go to the following consent site address: http://www.econsent.com/lnx/

One Village Place 6436 City West Parkway Eden Prairie, MN 55344	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 16, 2007.

The undersigned hereby appoints Stewart M. Kasen, Louis A. Fantin and Timothy J. Schugel, and each of them, proxies for the undersigned, with full power of substitution, to represent and to vote all shares of Lenox Group Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Lenox Group Inc. to be held on Wednesday, May 16, 2007, at 11:00 a.m., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR ITEMS 1 AND 2. In their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the meeting.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on May 15, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the recording provides you.

VOTE BY INTERNET — http://www.eproxy.com/lnx/ — QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on May 15, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Lenox Group Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card
\/   Please detach here   \/

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of Directors:	01 James E. Bloom 02 Conrad L. Bringsjord 03 Glenda B. Glover 04 Charles N. Hayssen	05 Stewart M. Kasen 06 Reatha Clark King 07 Dolores A. Kunda 08 John Vincent Weber	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for fiscal year 2007	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.